Filed pursuant to Rule 424(b)(5)
SEC File No. 333-231404

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement Dated February 10, 2020

Prospectus Supplement

                , 2020

(To Prospectus dated May 13, 2019)

€

AT&T Inc.

Fixed Rate Reset Perpetual Preferred Securities, Series B

We are offering to the public, €                  aggregate amount of our Fixed Rate Reset Perpetual Preferred Securities, Series B (collectively, the “Preferred Securities,” and each security, a “Preferred Security”), with €100,000 stated amount (as defined herein) per Preferred Security. The Preferred Securities are issued in denominations of €100,000.

Any distributions on the Preferred Securities will be cumulative from, and including, the date of original issue and payable annually in arrears on                  of each year, commencing on                 , 2021. We will pay distributions on the Preferred Securities only when, as and if declared by our board of directors (or a duly authorized committee thereof) out of funds legally available for the payment of distributions. Any distributions deferred by us will accumulate for the benefit of holders of the Preferred Securities.

So long as any Preferred Security remains outstanding, unless full accrued distributions on all outstanding Preferred Securities through and including the most recently completed distribution period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment, our ability to declare or pay distributions on, or redeem or repurchase, any stock that ranks junior to the Preferred Securities in the payment of distributions and in the distribution of assets on any liquidation, dissolution or winding up of AT&T (including our common stock, the “junior stock”) will be restricted. See “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Distributions.”

Distributions on the Preferred Securities will be payable (i) from and including the date of original issue to, but excluding,                  , 2025 (the “First Reset Date”), at an annual rate equal to     % of the stated amount per Preferred Security, (ii) from and including the First Reset Date to, but excluding,             , 2030, at an annual rate equal to the 5-year Swap Rate (as defined below) plus     % of the stated amount per Preferred Security, (iii) for each Subsequent Reset Date (as defined below), from and including             , 2030 to, but excluding                 , 2045, at an annual rate equal to the 5-year Swap Rate plus     % of the stated amount per Preferred Security, and (iv) for each Subsequent Reset Date from and after                 , 2045, at an annual rate equal to the 5-year Swap Rate plus     % of the stated amount per Preferred Security. “Subsequent Reset Date” means every fifth anniversary of the First Reset Date, and “Reset Date” means the First Reset Date or a Subsequent Reset Date, as applicable. “Reset Period” means the period from one Reset Date to the next Reset Date. Payment of distributions on the Preferred Securities is subject to certain restrictions as described elsewhere in this prospectus supplement or in our restated certificate of incorporation, our by-laws and the certificate of designations of the Preferred Securities, which are incorporated by reference herein. The “5-year Swap Rate” means the applicable annual mid-swap rate for swap transactions in euro with a maturity of five years as displayed on Reuters screen “ICESWAP2” under the heading “EURIBOR BASIS,” as of 11:00 A.M. (Central European time) on the date that is two business days prior to each Reset Date. In the event that the 5-year Swap Rate (or any component part thereof) used as a reference for the calculation of distributions payable on the Preferred Securities were to be discontinued or otherwise unavailable, certain benchmark replacement provisions will apply. See “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Distributions.”

The Preferred Securities will be perpetual securities in respect of which there is no fixed redemption date. However, we may, at our option, redeem the Preferred Securities, (i) in whole but not in part, on each day during the period from                , 2025 (the “First Call Date”) to the First Reset Date and on any distribution payment date thereafter, at a cash redemption price equal to the stated amount (i.e., €100,000 per Preferred Security), plus (except as otherwise provided herein) an amount equal to all accrued and unpaid distributions thereon (whether or not declared), to, but not including, the date fixed for redemption, or (ii) in whole but not in part at any time within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence of a ratings event (as defined in “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Optional Redemption”) at a cash redemption price equal to (a) €101,000 per Preferred Security prior to the First Call Date or (b) €100,000 per Preferred Security on or after the First Call Date, plus, in each case, (except as otherwise provided herein) an amount equal to all accrued and unpaid distributions thereon (whether or not declared) to, but not including, the date fixed for redemption. See “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Optional Redemption.” You, as a holder of the Preferred Securities, will not have the right to require the redemption or repurchase of the Preferred Securities.

Holders of the Preferred Securities will not have voting rights, except as set forth under “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Voting Rights.”

Application has been made to The Irish Stock Exchange plc trading as Euronext Dublin (“Euronext Dublin”) for the Preferred Securities to be admitted to the official list (the “Official List”) and to trading on the Global Exchange Market (“GEM”) of Euronext Dublin. References in this prospectus supplement to the Preferred Securities being “listed” (and all related references) shall mean that the Preferred Securities have been admitted to the Official List and have been admitted to trading on GEM. GEM is the exchange regulated market of Euronext Dublin and is not a regulated market for the purposes of Directive 2014/65/EU.

Investing in the Preferred Securities involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and the risk factors described in our periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference into this prospectus supplement.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Preferred Security	Total
Price to public (1)	€	€
Underwriting discount	€	€
Proceeds, before expenses, to AT&T Inc.	€	€

(1)

The price to the public does not include accrued distributions, if any, that may be declared. Distributions, if declared, will accrue from the date of original issuance, which is expected to be                 , 2020.

The underwriters expect to deliver the Preferred Securities in book-entry form only through the facilities of Clearstream Banking S.A. and Euroclear Bank SA/NV, against payment in New York, New York in euro on or about                  , 2020.

Joint Book-Running Managers

Deutsche Bank (Sole Structuring Advisor)	Barclays	Credit Suisse	Santander

The date of this prospectus supplement is                , 2020.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement we filed with the SEC using a “shelf” registration process. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We are responsible for the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, or contained in any free writing prospectus prepared by us or on our behalf that we have referred you to. Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus, and we take no responsibility for any other information that others may give you. Neither we nor the underwriters are making an offer or sale of the Preferred Securities in any state or jurisdiction where offers and sales are not permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus is accurate only as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any such free writing prospectus or of any sale of the Preferred Securities. Our business, operating results or financial condition may have changed since such date.

References herein to “$” and “dollars” are to the currency of the United States. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States.

CERTAIN IMPORTANT INFORMATION

In this prospectus supplement, we use the terms “AT&T,” “Company,” “we,” “us” and “our” to refer to AT&T Inc., a Delaware corporation, and its consolidated subsidiaries, taken as a whole, unless the context refers to AT&T Inc. as a corporate entity (for example, in the descriptions of the Preferred Securities in this prospectus supplement, such terms refer to AT&T Inc. and not to any of its subsidiaries).

The Preferred Securities are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

MIFID II product governance / Professional investors and ECPs only target market—Solely for the purposes of the manufacturers’ product approval process, the target market assessment in respect of the Preferred Securities has led to the conclusion that: (i) the target market for the Preferred Securities is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Preferred Securities to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Preferred Securities (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Preferred Securities (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

S-ii

PRIIPs Regulation / Prospectus Regulation / Prohibition of sales to EEA and UK retail investors—The Preferred Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Preferred Securities or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Preferred Securities or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus for information about how you can obtain the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the Preferred Securities involves risks. See “Risk Factors” in this prospectus supplement.

About AT&T Inc.

AT&T is a diversified, global leader in telecommunications, media and entertainment, and technology. We were incorporated under the laws of the State of Delaware in 1983 and have our principal executive offices at 208 S. Akard St., Dallas, Texas, 75202 (telephone number (210) 821-4105). We maintain an internet website at www.att.com. This website address is for information only and is not intended to be an active link or to incorporate any website information into this document.

We manage our business through four reportable segments: Communications, WarnerMedia, Latin America, and Xandr. The Communications segment provides wireless and wireline telecom, video and broadband services to consumers located in the U.S. and businesses globally. The WarnerMedia segment develops, produces and distributes feature films, television, gaming and other content in various physical and digital formats globally. The Latin America segment provides entertainment and wireless services outside of the U.S. The Xandr segment provides advertising services and includes AppNexus, an advertising technology company acquired in 2018.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus supplement, see “Where You Can Find More Information” in the accompanying prospectus.

The Offering

The following summary contains basic information about the Preferred Securities and is not intended to be complete. It does not contain all the information that is important to you. For a more detailed description of the Preferred Securities, see “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B” in this prospectus supplement.

Issuer	AT&T Inc.

Securities Offered	€ aggregate amount of Fixed Rate Reset Perpetual Preferred Securities, Series B, €100,000 stated amount per security (the “Preferred Securities”) of AT&T Inc.

Further Issuances	We may from time to time elect to issue and sell additional Preferred Securities, and all such additional Preferred Securities would be deemed to form a single series with the Preferred Securities offered by this prospectus supplement; provided that we will only issue additional Preferred Securities if they are fungible for tax purposes with the originally issued Preferred Securities offered by this prospectus supplement.

Distributions	Any distributions on the Preferred Securities will be payable (i) from and including the date of original issue to, but excluding, , 2025 (the “First Reset Date”), at an annual rate equal to % of the stated amount per Preferred Security, (ii) from and including the First Reset Date to, but excluding, , 2030, at an annual rate equal to the 5-year Swap Rate plus % of the stated amount per Preferred Security, (iii) for each Subsequent Reset Date, from and including , 2030 to, but excluding , 2045, at an annual rate equal to the 5-year Swap Rate plus % of the stated amount per Preferred Security, and (iv) for each Subsequent Reset Date from and after , 2045, at an annual rate equal to the 5-year Swap Rate plus % of the stated amount per Preferred Security, on a cumulative basis from, and including, the date of original issue, annually in arrears on of each year, commencing on , 2021. Distribution payment dates are subject to adjustment for business days.

We will pay distributions on the Preferred Securities only when, as and if declared by our board of directors (or a duly authorized committee thereof), out of funds legally available for the payment of distributions.

“Subsequent Reset Date” means every fifth anniversary of the First Reset Date.

A distribution period is the period commencing on (and including) a distribution payment date and continuing to (but not including) the next succeeding distribution payment date, except that the initial distribution period will commence on (and include) the original issue date of the Preferred Securities and will end on (but exclude) the first distribution payment date. Accordingly, if our board of directors (or any duly authorized committee thereof) does not declare a distribution on the Preferred Securities payable in respect of any distribution period before the related distribution payment date, such distribution shall accumulate and an amount equal to such accumulated distribution shall become payable out of funds legally available therefor upon the liquidation, dissolution or winding-up of our affairs (or earlier redemption of such Preferred Securities), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sum of money in lieu of interest, will be payable on any distribution payment that may be in arrears on the Preferred Securities.

In the event that the 5-year Swap Rate (or any component part thereof) used as a reference for the calculation of distributions payable on the Preferred Securities were to be discontinued or otherwise unavailable, certain benchmark replacement provisions will apply. See “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Distributions.”

For any distribution period in which distributions are not paid in full upon the Preferred Securities or any parity stock (as defined in “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Distributions”), all distributions declared for such distribution period with respect to the Preferred Securities and such parity stock shall be declared on a pro rata basis. See “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Distributions”

Payment of distributions on the Preferred Securities is subject to certain restrictions described under “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Restrictions on Distributions, Redemption and Repurchases.”

Distribution Stopper on Junior Stock	So long as any Preferred Security remains outstanding, unless full accrued distributions on all outstanding Preferred Securities through and including the most recently completed distribution period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment: (i) no distribution may be declared or paid or set aside for payment on any junior stock, other than a distribution payable solely in stock that ranks junior to the Preferred Securities in the payment of distributions and in the distribution of assets on any liquidation, dissolution or winding up of the Company (including our common stock, the “junior stock”); and (ii) no monies may be paid or made available for a sinking fund for the redemption or retirement of junior stock, nor shall any shares of junior stock be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than:

•

as a result of (x) a reclassification of junior stock, or (y) the exchange or conversion of one share of junior stock for or into another share of stock that ranks junior to the Preferred Securities in the payment of distributions and in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

through the use of the proceeds of a substantially contemporaneous sale of other shares of stock that ranks junior to the Preferred Securities in the payment of distributions and in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

See “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Restrictions on Distributions, Redemption and Repurchases.”

Distribution Payment Dates	of each year, commencing on , 2021 subject to adjustment for business days as provided below. If any distribution payment date is not a business day (as defined herein), then the distribution with respect to that distribution payment date will be paid on the next succeeding business day, without interest or other payment in respect of such delayed payment. “Business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York or the City of London are not authorized or obligated by law, regulation or executive order to close and the Trans-European Automated Real-Time Gross Settlement Express Transfer (known as TARGET2) System is operating. For a more detailed discussion, see “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Distributions.”

Optional Redemption	We may, at our option, redeem the Preferred Securities:

(i) in whole but not in part, on each day during the period from , 2025 (the “First Call Date”) to the First Reset Date and on any distribution payment date thereafter, at a cash redemption price equal to the stated amount (i.e., €100,000 per Preferred Security), plus (except as otherwise provided herein) an amount equal to all accrued and unpaid distributions thereon (whether or not declared), to, but not including, the date fixed for redemption, or

(ii) in whole but not in part at any time within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence of a ratings event at a cash redemption price equal to (a) €101,000 per Preferred Security prior to the First Call Date or (b) €100,000 per Preferred Security on or after the First Call Date, plus, in each case, (except as otherwise provided herein) an amount equal to all accrued and unpaid distributions thereon (whether or not declared) to, but not including, the date fixed for redemption.

“Ratings event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or in any successor provision thereto that then publishes a solicited rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Preferred Securities, which amendment, clarification or change results in:

(i) the shortening of the length of time the Preferred Securities are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Preferred Securities; or

(ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Preferred Securities by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Preferred Securities.

The Preferred Securities will not be subject to any sinking fund or other obligation of ours to redeem, repurchase or retire the Preferred Securities. See “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Optional Redemption.”

Ranking	With respect to the payment of distributions and distributions of assets upon any liquidation, dissolution or winding up, the Preferred Securities will rank:

•	senior to any junior stock;

•

senior to or on a parity with each other series of our preferred stock we have issued or may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two thirds of the Preferred Securities at the time outstanding and entitled to vote, voting together with any other series of preferred stock that would be adversely affected by such issuance substantially in the same manner and entitled to vote as a single class in proportion to their respective stated amounts) with respect to the payment of distributions and distributions of assets upon any liquidation, dissolution or winding up of the Company; and

•	junior to all existing and future indebtedness and other non-equity claims on us.

Liquidation rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of AT&T Inc., holders of the Preferred Securities are entitled to receive out of our assets available for distribution to stockholders, before any distribution or payment is made or set aside to holders of common stock or other junior stock, a liquidating distribution in the amount of €100,000 per Preferred Security, plus all accumulated and unpaid distributions (whether or not declared). Distributions will be made pro rata as to the Preferred Securities and any parity stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors. See

“Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Liquidation Rights.”

Voting Rights	Holders of the Preferred Securities will have no voting rights, except with respect to certain fundamental changes in the terms of the Preferred Securities, in the case of certain distribution nonpayments and as otherwise required by applicable law. See “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Voting Rights.”

Maturity	The Preferred Securities do not have any maturity date, and we are not required to redeem the Preferred Securities. Accordingly, all Preferred Securities will remain outstanding indefinitely, unless and until we decide to redeem them.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately € after deducting the underwriting discount and estimated offering expenses payable by us, net of reimbursement from the underwriters. We intend to use the net proceeds (before estimated offering expenses) from this offering for general corporate purposes.

Risk Factors	For a discussion of risks and uncertainties involved with an investment in the Preferred Securities, see “Risk Factors” beginning on page S-7 of this prospectus supplement and the risk factors and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2018 before purchasing any of the Preferred Securities.

Currency of Payment	Investors will have to pay for the Preferred Securities in euro. See “Foreign Exchange Risks.”

Certain U.S. Federal Income Tax Considerations	You should carefully read the section entitled “Certain United States Federal Income Tax Considerations.” Except as described under “Certain United States Federal Income Tax Considerations—Non-U.S. Holders,” if you are a Non-U.S. Holder (as defined below) of the Preferred Securities, amounts paid to you that are treated as dividends for U.S. federal tax purposes (as further described under “Certain United States Federal Income Tax Considerations—Non-U.S. Holders”) will be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Listing	Application has been made to Euronext Dublin for the Preferred Securities to be admitted to the Official List on the GEM of Euronext Dublin.

Calculation Agent and Paying Agent	The Bank of New York Mellon, London Branch.

Registrar	The Bank of New York Mellon.

RISK FACTORS

An investment in the Preferred Securities involves a high degree of risk, including, but not limited to the risks described below. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report to Stockholders, portions of which are filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as all of the other information included or incorporated by reference in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of the Preferred Securities could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to the Preferred Securities

The Preferred Securities are subordinated to our existing and future indebtedness.

The Preferred Securities do not constitute indebtedness and are subordinated to all of our existing and future indebtedness (including without limitation indebtedness outstanding under our credit facilities, our senior unsecured notes, and our commercial paper) that we may issue in the future with respect to assets available to satisfy claims against us. The Preferred Securities would also rank junior to any class or series of our capital stock established after the original issue date of the Preferred Securities that is expressly made senior to the Preferred Securities as to the payment of distributions or amounts payable on a liquidation, dissolution or winding up of our affairs (such capital stock, the “senior stock”) that we may issue in the future. At December 31, 2019, our total indebtedness was $163 billion.

While there are no restrictions under our current indebtedness on our ability to pay distributions to our stockholders, our future indebtedness may restrict payments of distributions on the Preferred Securities.

Distributions are payable on the Preferred Securities only when, as and if declared and only out of funds legally available therefor.

Distributions on the Preferred Securities are payable only when, as and if declared by the board of directors (the “board”) or any duly authorized committee of the board, and only out of funds legally available therefor. In addition, we may become subject to contractual restrictions on our ability to pay distributions in the future whether under indebtedness or otherwise. Therefore, although distributions are cumulative on the Preferred Securities, you cannot be certain that distributions will be paid on the Preferred Securities on the distribution payment dates described herein, or at all.

The Preferred Securities will be effectively subordinated to the obligations of our subsidiaries.

We are a holding company and conduct substantially all of our operations through our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus the ability of a holder of the Preferred Securities to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiaries’ creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

Accordingly, our obligations under the Preferred Securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, and you, as holders of the Preferred Securities should look only to our assets for payment under the Preferred Securities.

Our ability to pay cash distributions on the Preferred Securities is dependent on distributions from our subsidiaries.

We are a holding company and conduct substantially all of our operations through our subsidiaries. These subsidiaries are legally distinct from us and have no obligation to make funds available to us for such payments. The ability of our subsidiaries to pay distributions or other distributions to us in the future will depend on their earnings, tax considerations, covenants contained in any financing or other agreements and applicable regulatory restrictions. In addition, such payments may be limited as a result of claims against our subsidiaries by their creditors, including suppliers, vendors, lessors and employees. As a result, our ability to pay distributions on the Preferred Securities is affected by the ability of our subsidiaries to declare and distribute distributions to us on such subsidiaries’ capital stock and to make payments on intercompany borrowings that are owed to us.

The Preferred Securities will be subject to redemption by us, including upon the occurrence of certain events, but will not be redeemable at the option of the holders.

The Preferred Securities will be a perpetual security. This means that the Preferred Securities will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Preferred Securities may be redeemed by us at our option (i) in whole but not in part, during a 60 day period commencing on the First Call Date and ending on the First Reset Date and subsequently, solely on a distribution payment date at a cash redemption price equal to the stated amount (i.e., €100,000 per Preferred Security), together (except as otherwise provided herein) with an amount equal to all accrued and unpaid distributions thereon (whether or not declared), to, but not including, the date fixed for redemption, or (ii) in whole but not in part at any time within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence of a ratings event at a cash redemption price equal to (a) €101,000 per Preferred Security prior to the First Call Date or (b) €100,000 per Preferred Security on or after the First Call Date, plus, in each case, (except as otherwise provided herein), an amount equal to all accrued and unpaid distributions (whether or not declared) to, but excluding the date fixed for redemption. If we choose to redeem the Preferred Securities, you may not be able to reinvest the redemption proceeds in a comparable security at an effective distribution or interest rate as high as the distribution rate applicable to the Preferred Securities.

There may be future sales of Preferred Securities, which may adversely affect the market price of the Preferred Securities and dilute existing holders of the Preferred Securities.

We are not restricted from issuing additional Preferred Securities or securities similar to the Preferred Securities, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Preferred Securities. Holders of the Preferred Securities have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the Preferred Securities could decline as a result of sales of the Preferred Securities or of other securities made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, holders of the Preferred Securities bear the risk of our future offerings reducing the market price of the Preferred Securities and diluting their holdings in the Preferred Securities.

The Preferred Securities may be junior in rights and preferences to future preferred stock.

The Preferred Securities may be junior to preferred stock we issue in the future that by its terms is expressly senior to the Preferred Securities, upon the vote or consent of the holders of at least two-thirds of the Preferred Securities at the time outstanding and entitled to vote and the requisite vote or consent of all other classes or series of our stock that ranks equally with the Preferred Securities as to the distribution of assets upon our liquidation, dissolution or winding-up and/or the payment of distributions. The terms of any future preferred stock expressly senior to the Preferred Securities may restrict distribution payments on the Preferred Securities.

In this case, unless full distributions for all outstanding preferred stock senior to the Preferred Securities have been declared and paid or set aside for payment, no distributions will be declared or paid and no distribution will be made on any Preferred Security, and no Preferred Security will be permitted to be repurchased, redeemed or otherwise acquired by us, directly or indirectly, for consideration, unless permitted by any applicable exception to such prohibition. This could result in distributions on the Preferred Securities not being paid to you.

If we are not paying full distributions on any future distribution parity stock, we will not be able to pay full distributions on the Preferred Securities.

When distributions are not paid in full on outstanding shares of any class or series of our stock that ranks on a parity with the Preferred Securities in the payment of distributions (“distribution parity stock”) for a distribution period, all distributions declared with respect to Preferred Securities and all shares of outstanding distribution parity stock for such distribution period shall be declared pro rata so that the respective amounts of such distributions declared bear the same ratio to each other as all accumulated but unpaid distributions per Preferred Security and all shares of outstanding distribution parity stock for such distribution period bear to each other. Therefore, if we are not paying full distributions on any outstanding shares of distribution parity stock, we will not be able to pay full distributions on the Preferred Securities.

The holders of the Preferred Securities are exposed to risks relating to fixed interest rate securities.

Until the First Reset Date, distributions payable with respect to the Preferred Securities will be at a fixed rate. A holder of the Preferred Securities carries the risk that the prices of the Preferred Securities can fall as a result of changes in the market interest rates and changes in prevailing distribution rates on other preferred equity securities. While the nominal distribution rate is fixed for the Preferred Securities for the entire period prior to the First Reset Date and thereafter will be reset every five years to the reference rate plus the relevant margin, the current market interest rate typically changes on a daily basis. As the market interest rate changes, the price of preferred securities with a fixed distribution rate also changes, but in the opposite direction. If the market interest rate increases, the price of preferred securities with a fixed distribution rate typically falls until the yield of such preferred security approximately equals the market interest rate. If the market interest rate decreases, the price of a fixed interest rate preferred security typically increases, until the yield of such preferred security is approximately equal to the market interest rate. Holders of the Preferred Securities should be aware that movements of the market interest rate can adversely affect the market price of the Preferred Securities and can lead to losses for holders of the Preferred Securities if they sell their Preferred Securities.

The holders of the Preferred Securities are exposed to risks relating to the reset of distribution rates linked to the 5-year Swap Rate.

Following the First Reset Date, distributions payable with respect to the Preferred Securities will be determined on each respective Subsequent Reset Date at the 5-year Swap Rate for the relevant Reset Period plus a margin. Investors should be aware that the performance of the 5-year Swap Rate and the distribution rate on the Preferred Securities cannot be anticipated. Due to varying distribution rates, investors are not able to determine a definite yield of the Preferred Securities at the time they purchase them, so that their return on investment cannot be compared with that of investments having longer fixed interest periods.

Investors in the Preferred Securities should bear in mind that neither the current nor the historical level of the 5-year Swap Rate is an indication of the future development of such 5-year Swap Rate. Furthermore, during each Reset Period, it cannot be ruled out that the price of the Preferred Securities may fall as a result of changes in the market interest rate, as the market interest rate fluctuates. During each of these periods, the investor is exposed to the risk described under “—The holders of the Preferred Securities are exposed to risks relating to fixed interest rate securities.”

The holders of the Preferred Securities are exposed to risks associated with the reform of interest rate ‘benchmarks.’

Following the First Reset Date, distributions payable with respect to the Preferred Securities are calculated by reference to the annual swap rate for swap transactions denominated in Euro with a term of 5 years, which we refer to as the 5-year Swap Rate. This swap rate, the underlying Euro Interbank Offered Rate (“EURIBOR”) and other interest rates or other types of rates and indices which are deemed “benchmarks” have become the subject of regulatory scrutiny and national and international regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on the Preferred Securities.

International proposal for reform of benchmarks include the European Council’s regulation (EU) 2016/1011 of June 8, 2016 on indices used as benchmarks in financial instruments and financial contracts or to measure the performance of investment funds and amending Directives 2008/48/EC and 2014/17/EU and Regulation (EU) No. 596/2014 (the “Benchmark Regulation”), which is fully applicable since January 1, 2018. The Benchmark Regulation could have a material impact on the Preferred Securities, including in any of the following circumstances:

•

A rate or index that is a benchmark may only be used if its administrator obtains authorization or is registered, and, in case of an administrator that is based in a non-EU jurisdiction, if the administrator’s legal benchmark system is considered equivalent (Art. 30 Benchmark Regulation), the administrator is recognized (Art. 32 Benchmark Regulation) or the relevant Benchmark is endorsed (Art. 33 Benchmark Regulation) (subject to applicable transitional provisions). If this is not the case, the Preferred Securities could be impacted; and

•

The methodology or other terms of the benchmark could be changed in order to comply with the terms of the Benchmark Regulation, and such changes could have the effect of reducing or increasing the rate or level or affecting the volatility of the published rate or level, and could have an impact on the Preferred Securities, including determination of the rate by AT&T, The Bank of New York Mellon, London Branch (the “Calculation Agent”), or an independent advisor, as the case may be.

In addition to the aforementioned Benchmark Regulation, there are numerous other proposals, initiatives and investigations that may impact benchmarks. Following the implementation of any such potential reforms, the manner of administration of benchmarks may change, with the result that they may perform differently than in the past, or benchmarks could be eliminated entirely, or there could be other consequences which cannot be predicted.

Any changes to a benchmark as a result of the Benchmark Regulation or other initiatives could have a material adverse effect on the costs of administering or otherwise participating in the setting of a benchmark and complying with any such regulations or requirements. Investors should be aware that any changes to a relevant benchmark may have a material adverse effect on the value of Preferred Securities. Under the certificate of designations of the Preferred Securities, certain benchmark replacement provisions will apply in case a benchmark (or any component part thereof) used as a reference for the calculation of distributions payable with respect to the Preferred Securities were to be discontinued or otherwise unavailable. The replacement of a benchmark could have adverse effects on the economic return of the holder of Preferred Securities compared to the applicable original benchmark rate.

The Preferred Securities may not have an active trading market.

We cannot assure you that you will be able to sell your Preferred Securities at a particular time or that the price you receive when you sell will be favorable. The Preferred Securities are new issues of securities and do not have an established trading market. Although application has been made to Euronext Dublin for the Preferred

Securities to be admitted to the Official List on the GEM of Euronext Dublin, there is no guarantee that we will be able to list the Preferred Securities. Even if the Preferred Securities are listed, we cannot assure you that an active after-market for the Preferred Securities will develop or be sustained or that holders of the Preferred Securities will be able to sell their Preferred Securities at favorable prices or at all. If a trading market were to develop, the future trading prices of the Preferred Securities will depend on many factors, including prevailing interest rates, our credit ratings published by major rating agencies, the market for similar securities and our operating performance and financial condition. The difference between bid and ask prices in any secondary market for the Preferred Securities could be substantial. If a trading market does develop, there is no assurance that it will continue. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Preferred Securities, and holders of the Preferred Securities (which do not have a maturity date) may be required to bear the financial risks of an investment in the Preferred Securities for an indefinite period of time.

The voting rights of holders of the Preferred Securities will be limited.

Holders of the Preferred Securities have no voting rights with respect to matters that generally require the approval of voting stockholders. The limited voting rights of holders of the Preferred Securities include the right to vote as a single class on certain matters that may affect the preference or special rights of the Preferred Securities, as described under “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Voting Rights.” In addition, if full distributions on the Preferred Securities have not been declared and paid for two distribution periods, whether or not for consecutive distribution periods, holders of the outstanding Preferred Securities, together with holders of any other outstanding series of preferred stock ranking equal with the Preferred Securities with similar voting rights, will be entitled to vote for the election of two additional directors, subject to the terms and to the limited extent described under “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Voting Rights.” As described under “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Voting Rights,” when accrued distributions have been paid in full on the Preferred Securities after the nonpayment described above and the rights of holders of any preferred voting stock in electing such directors have ceased, the right of the holders of the Preferred Securities to participate in the election of such directors will cease, the terms of office of all such directors shall immediately terminate and the number of directors constituting our board shall automatically be reduced accordingly.

A downgrade, suspension or withdrawal of, or change in, the methodology used to determine any rating assigned by a rating agency to us or our securities, including the Preferred Securities, could cause the liquidity or trading price of the Preferred Securities to decline significantly.

Real or anticipated changes in the credit ratings assigned to the Preferred Securities or our credit ratings generally could affect the trading price of the Preferred Securities. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the telecommunications industry as a whole and may change their credit rating for us and our securities, including the Preferred Securities, based on their overall view of our industry. A downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal of the ratings assigned to the Preferred Securities, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the Preferred Securities to decline significantly.

The rating agencies that currently or may in the future publish a rating for us or the Preferred Securities may from time to time in the future change the methodologies that they use for analyzing us or securities with features similar to the Preferred Securities. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Preferred Securities, which is sometimes called “notching.” If the rating agencies change their practices for rating these securities in the future, and the ratings of the Preferred Securities are subsequently lowered or “notched” further, the trading price of the Preferred Securities could be negatively affected.

General market conditions and unpredictable factors could adversely affect market prices for the Preferred Securities.

There can be no assurance about the market prices for the Preferred Securities. Several factors, many of which are beyond our control, will influence the market prices of the Preferred Securities. Future trading prices of the Preferred Securities will depend on many factors, including:

•	whether we declare or fail to declare distributions on the Preferred Securities from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including the ratings given to the Preferred Securities;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally; and

•	the market for similar securities.

Accordingly, the Preferred Securities may trade at a discount to the price per Preferred Security paid for such Preferred Securities, whether in this offering or in the secondary market.

Holders of the Preferred Securities may be unable to use the distributions received deduction.

Distributions paid to corporate U.S. holders of the Preferred Securities may be eligible for the distributions received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Preferred Securities to qualify as distributions for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations”. If any distributions on the Preferred Securities with respect to any fiscal year are not eligible for the distributions received deduction because of insufficient current or accumulated earnings and profits, the market value of the Preferred Securities may decline.

Amounts paid to Non-U.S. Holders of the Preferred Securities generally will be subject to withholding of U.S. federal income tax.

Except as described under “Certain United States Federal Income Tax Considerations—Non-U.S. Holders,” amounts paid to Non-U.S. Holders (as defined below) of the Preferred Securities that are treated as dividends for U.S. federal tax purposes (as further described under “Certain United States Federal Income Tax Considerations—Non-U.S. Holders”) will be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if such Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Even if a Non-U.S. Holder is eligible for a lower treaty rate, certain payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments, unless such Non-U.S. Holder has furnished certain documentation to such payor.

USE OF PROCEEDS

The net proceeds to AT&T from this offering will be approximately €                after deducting the underwriting discount and our estimated offering expenses, net of reimbursement from the underwriters. We intend to use the proceeds from this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth the capitalization of AT&T as of December 31, 2019 and as adjusted solely to reflect the issuance of the Preferred Securities. The table reflects certain unaudited consolidated financial information as of December 31, 2019 that was included in our Current Report on Form 8-K filed on January 29, 2020. AT&T’s total capital consists of debt (long-term debt and debt maturing within one year) and stockholders’ equity.

	As of December 31, 2019
	Actual	As Adjusted
	(Unaudited) (In millions)
Long-term debt	$151,709	$
Debt maturing within one year (1)	11,438
Stockholders’ equity:
Preferred shares ($1.00 par value, 10,000,000 authorized)
Series A, with a $25,000 liquidation preference per share (48,000 shares authorized and issued (actual and as adjusted))	—
Preferred Securities, Series B, with a €100,000 liquidation preference per share ( shares authorized and issued (as adjusted))	—
Common shares ($1.00 par value, 14,000,000,000 authorized)	7,621
Capital in excess of par value	126,279
Retained earnings	57,936
Treasury shares	(13,085)
Other adjustments	23,183
Stockholders’ equity	$201,934	$

Total Capitalization	$365,081	$

(1)	Debt maturing within one year consists of the current portion of long-term debt, commercial paper and other short-term borrowings.

FOREIGN EXCHANGE RISKS

Investors will have to pay for the Preferred Securities in euro. Distribution payments are payable by us in euro. An investment in the Preferred Securities which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the home currency), entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

•	significant changes in rates of exchange between the home currency and the euro, and

•	the imposition or modification of foreign exchange controls with respect to the euro.

We have no control over a number of factors affecting this type of preferred security, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the euro, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur in the future. Depreciation of the euro against the home currency could result in a loss to you on a home currency basis.

Under the terms of our restated certificate of incorporation and the certificate of designations under which the Preferred Securities are to be issued, if the euro ceases to exist when distributions payable with respect to the Preferred Securities are due under any circumstances, AT&T may make payment in U.S. dollars.

The Preferred Securities will be governed by Delaware law. Under Delaware law, a Delaware state court rendering a judgment on the Preferred Securities would be required to render the judgment in euro. However, the judgment could, at the option of the judgment debtor, be converted into U.S. dollars at the exchange rate prevailing on the banking day immediately prior to the date of payment following the entry of the judgment. Consequently, in a lawsuit for payment relating to the Preferred Securities, investors would bear currency exchange risk until a Delaware state court judgment is entered and the adjudicated amount is paid, which could be a long time.

In courts outside of Delaware, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Preferred Securities in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the Preferred Securities.

On February                , 2020, the euro/U.S.$ rate of exchange was €1 /U.S. $                .

DESCRIPTION OF THE FIXED RATE RESET PERPETUAL PREFERRED SECURITIES, SERIES B

The following is a brief description of the material terms of the Preferred Securities. The following summary of the terms and provisions of the Preferred Securities does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our restated certificate of incorporation, including the certificate of designations creating the Preferred Securities, copies of which are available upon request from us, and the applicable provisions of the Delaware General Corporation Law.

General

Under our restated certificate of incorporation, we have authority to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors (or a duly authorized committee of the board) is authorized without further stockholder action to cause the issuance of shares of preferred stock, including the Preferred Securities.

Any additional preferred stock may be issued from time to time in one or more series, each with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as our board (or a duly authorized committee of the board) may determine prior to the time of issuance. Prior to the issuance of the Preferred Securities, we will have filed the certificate of designations with respect to the Preferred Securities with the Secretary of State of the State of Delaware.

The Preferred Securities represent a single series of our authorized preferred stock. Preferred Securities, upon issuance against full payment for the purchase price, will be fully paid and nonassessable.

The Preferred Securities will not be convertible into, or exchangeable for, shares of our common stock or any other class or series of our other securities and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

The amount of designated Preferred Securities initially is €                , representing                shares and the “stated amount” per Preferred Security is €100,000. The number of designated shares may from time to time be increased (but not in excess of the total number of shares of preferred stock authorized under our restated certificate of incorporation, less shares of any other series of preferred stock designated at the time of such increase) or decreased (but not below the number of Preferred Securities then outstanding) by resolution of the board (or a duly authorized committee of the board), without the vote or consent of the holders of the Preferred Securities. Preferred Securities that are redeemed, purchased or otherwise acquired by us will be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. We have the authority to issue fractional shares of Preferred Securities.

We reserve the right to re-open this series and issue additional Preferred Securities either through public or private sales at any time and from time to time without notice to or the consent of holders of Preferred Securities, provided that such additional Preferred Securities may only be issued on a distribution payment date and shall accrue distributions from the date they are issued. The additional Preferred Securities would be deemed to form a single series with the Preferred Securities offered by this prospectus supplement. Each Preferred Security shall be identical in all respects to every other Preferred Security, except that Preferred Securities issued after February                 , 2020 shall accrue distributions from the date they are issued.

Ranking

With respect to the payment of distributions, as dividends, and any distributions of assets upon any liquidation, dissolution or winding up, the Preferred Securities will rank:

•

senior to our common stock and any class or series of our stock that ranks junior to the Preferred Securities in the payment of distributions, as dividends, or in the distribution of assets upon our liquidation, dissolution or winding up (including our common stock, “junior stock”);

•

senior to or on a parity with each other series of our preferred stock we have issued or may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two thirds of the Preferred Securities at the time outstanding and entitled to vote, voting together with any other series of preferred stock that would be adversely affected by such issuance substantially in the same manner and entitled to vote as a single class in proportion to their respective stated amounts) with respect to the payment of distributions, as dividends, and any distributions of assets upon any liquidation, dissolution or winding up of the Company; and

•	junior to all existing and future indebtedness and other non-equity claims on us.

Distributions

Holders of Preferred Securities shall be entitled to receive, when, as and if declared by our board (or a duly authorized committee of the board), but only out of funds legally available therefor, cumulative cash distributions from and including the date of original issue to, but excluding, the First Reset Date, at an annual rate equal to     % of the stated amount per Preferred Security, from and including the First Reset Date to, but excluding,                 , 2030, at an annual rate equal to the 5-year Swap Rate plus     % of the stated amount per Preferred Security, (iii) for each Subsequent Reset Date, from and including                 , 2030 to, but excluding                 , 2045, at an annual rate equal to the 5-year Swap Rate plus     % of the stated amount per Preferred Security, and (iv) for each Subsequent Reset Date from and after                 , 2045, at an annual rate equal to the 5-year Swap Rate plus     % of the stated amount per Preferred Security, and, subject to the declaration of such distributions, distributions will be payable annually in arrears on the                 day of                 in each year, beginning on                 , 2021 (each, a “distribution payment date”), with respect to the distribution period (or portion thereof) ending on the day preceding such respective distribution payment date, to holders of record on the 10th day of the month before such distribution payment date or such other record date not more than 60 nor less than 10 days preceding such distribution payment date fixed for that purpose by our board (or a duly authorized committee of the board) in advance of payment of each particular distribution. The amount of the distribution per Preferred Security for each distribution period (or portion thereof) will be calculated on the basis of the actual number of days in the period for which the distribution is being calculated and the actual number of days from and including the last date on which a distribution was paid on the Preferred Securities (or                 , 2020, if no distribution has been paid on the Preferred Securities), to but excluding the next scheduled distribution payment day. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If any distribution payment date is not a business day, the applicable distribution will be paid on the first business day following that day without adjustment. We will not pay interest or any sum of money instead of interest on any distribution payment that may be in arrears on the Preferred Securities.

“Distribution period” means each period commencing on (and including) a distribution payment date and continuing to (but not including) the next succeeding distribution payment date, except that the first distribution period for the initial issuance of Preferred Securities shall commence on (and include) the original issue date.

A “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York or the City of London are not authorized or obligated by law, regulation or executive order to close and the Trans-European Automated Real-Time Gross Settlement Express Transfer (known as TARGET2) System is operating.

Determination and Publication of 5-year Swap Rates

The Calculation Agent shall, as soon as practicable after 11:00 A.M. (Central European time) on the date that is two business days prior to each Reset Date, determine the 5-year Swap Rate in respect of each distribution period falling within the next Reset Period. The 5-year Swap Rate means the applicable annual mid-swap rate for swap transactions in euro with a maturity of five years as displayed on Reuters screen “ICESWAP2” under the heading “EURIBOR BASIS” (the “Reset Screen Page”) as of 11:00 A.M. (Central European time) on the date that is two business days prior to the applicable Reset Date. We shall cause notice of each distribution rate applicable to each Reset Period to be given to The Bank of New York Mellon, London Branch (the “Paying Agent”), any stock exchange on which the Preferred Securities are listed or admitted to trading, Clearstream Banking S.A. and Euroclear Bank SA/NV and the holders of Preferred Securities, in each case as soon as practicable after its determination but in any event not later than the fourth business day thereafter.

Calculation Agent; Determinations of Calculation Agent Binding

With effect from the First Reset Date, we will engage a Calculation Agent. The name of the initial Calculation Agent and its initial specified office is The Bank of New York Mellon, London Branch, located at 1 Canada Square, Canary Wharf, London E14 5AL, United Kingdom. We may, from time to time, replace the Calculation Agent. If the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails duly to determine a 5-year Swap Rate on any Reset Date as provided herein, we will appoint another leading financial institution to act as such in its place. The Calculation Agent may not resign its duties or be removed without a successor having been so appointed.

All determinations of the 5-year Swap Rate by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of Preferred Securities and us.

Benchmark Discontinuation

Independent Advisor

If a Benchmark Event occurs in relation to the Original Reference Rate when any distribution rate with respect to the Preferred Securities remains to be determined by reference to the Original Reference Rate, we shall appoint an Independent Adviser, as soon as reasonably practicable (provided that such appointment need not be made effective earlier than 30 days prior to the first date on which the Original Reference Rate is to be used to determine any distribution rate), to determine a Successor Rate, or, in the absence of a Successor Rate, an Alternative Rate, and, in either case, an Adjustment Spread.

In making such determination, the Independent Adviser shall act in good faith and in a commercially reasonable manner as an expert. In the absence of bad faith or fraud, the Independent Adviser shall have no liability whatsoever to us, the Paying Agent or the holders of Preferred Securities for any determination made by it and for any advice given to us in connection with any determination made by us.

If (i) we are unable to appoint an Independent Adviser or (ii) the Independent Adviser we appoint fails to determine a Successor Rate, or, in the absence of a Successor Rate, an Alternative Rate, prior to the relevant Reset Date, the Reset Reference Rate (as defined below) used to calculate the distribution rate applicable to the next succeeding Reset Period shall be equal to the Reset Reference Rate last determined with respect to the Preferred Securities in respect of the immediately preceding Reset Period. If the First Reset Date has not occurred, the Reset Reference Rate used to calculate the distribution rate following the First Reset Date shall be the last available Original Reference Rate on the Reset Screen Page preceding the date that is two business days prior to the First Reset Date. Where a different Margin is to be applied to the Reset Period following a Reset Date from that which applied to the Reset Period immediately prior to such Reset Date, the Margin relating to the Reset Period following such Reset Date shall be substituted in place of the Margin relating to the Reset Period immediately prior to such Reset Date. For the avoidance of doubt, this paragraph shall apply to the relevant next succeeding Reset Period following the applicable Reset Date only, and any subsequent Reset Periods following Subsequent Reset Dates are subject to the subsequent operation of, and to adjustment as provided in, the immediately preceding two paragraphs.

Successor Rate or Alternative Rate

If the Independent Adviser determines that:

(i)

there is a Successor Rate, then such Successor Rate and the applicable Adjustment Spread shall subsequently be used in place of the Original Reference Rate to determine the distribution rate for all future distributions with respect to the Preferred Securities (subject to the operation of the provisions described in this section “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Distributions—Benchmark Discontinuation”); or

(ii)

there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate and the applicable Adjustment Spread shall subsequently be used in place of the Original Reference Rate to determine the distribution rate for all future distributions with respect to the Preferred Securities (subject to the operation of the provisions described in this section “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Distributions—Benchmark Discontinuation”).

Adjustment Spread

The Adjustment Spread (or the formula or methodology for determining the Adjustment Spread) shall be applied to the Successor Rate or the Alternative Rate (as the case may be). If the Independent Adviser is unable to determine the quantum of, or a formula or methodology for determining, such Adjustment Spread, then the Successor Rate or Alternative Rate (as applicable) will apply without an Adjustment Spread.

No Successor Rate or Alternative Rate will be adopted, nor will the applicable Adjustment Spread be applied, if and to the extent that, in our sole determination, the same could reasonably be expected to cause a ratings event to occur.

Notices

We will promptly notify the Calculation Agent, the Paying Agent and the holders of the Preferred Securities of any Successor Rate, Alternative Rate, and Adjustment Spread. Such notice shall be irrevocable.

We shall deliver to the Calculation Agent and the Paying Agent a certificate signed by two officers of AT&T confirming (i) that a Benchmark Event has occurred, (ii) the Successor Rate or, as the case may be, the Alternative Rate and (iii) the applicable Adjustment Spread, in each case as determined in accordance with the provisions described herein.

Each of the Calculation Agent and the Paying Agent shall be entitled to rely on such certificate (without liability to any person) as sufficient evidence thereof. The Successor Rate or Alternative Rate and the Adjustment Spread specified in such certificate will be binding on us, the Calculation Agent, the Paying Agent and the holders of the Preferred Securities.

In no event shall the Calculation Agent be responsible for determining any substitute for the 5-year Swap Rate, for determining whether a Benchmark Event has occurred or for making any adjustments to any alternative benchmark or spread thereon, the business day convention, Reset Dates or any other relevant methodology for calculating any such substitute or successor benchmark. In connection with the foregoing, the Calculation Agent will be entitled to conclusively rely on any determinations made by us or our designated Independent Advisor and the Calculation Agent will have no liability for such actions taken at our direction.

Any determination, decision or election that may be made by us or our designated Independent Advisor in connection with a Benchmark Event or a benchmark replacement, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in our or our designee’s sole discretion, and, notwithstanding anything to the contrary in the transaction documents, will become effective without consent from any other party. None of the Calculation Agent, the Paying Agent or common depositary will have any liability for any determination made by or on behalf of us or our designated Independent Advisor in connection with a Benchmark Event or a benchmark replacement.

Survival of Original Reference Rate

Without prejudice to the obligations of AT&T as described in this section “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Distributions—Benchmark Discontinuation”, the Original Reference Rate and the fallback provisions provided for herein will continue to apply unless and until a Benchmark Event has occurred.

Definitions

As used in this section “Description of the Fixed Rate Reset Perpetual Preferred Securities, Series B—Distributions”:

Adjustment Spread means either (a) a spread (which may be positive, negative or zero) or (b) a formula or methodology for calculating a spread, in each case to be applied to the Successor Rate or the Alternative Rate (as the case may be) and is the spread, formula or methodology that:

(i)

in the case of a Successor Rate, is formally recommended in relation to the replacement of the Original Reference Rate with the Successor Rate by any Relevant Nominating Body; or (if no such recommendation has been made, or in the case of an Alternative Rate);

(ii)

the Independent Adviser determines is customarily applied to the relevant Successor Rate or the Alternative Rate (as the case may be) in international debt capital markets transactions to produce an industry-accepted replacement rate for the Original Reference Rate; or (if the Independent Adviser determines that no such spread is customarily applied);

(iii)

the Independent Adviser determines is recognized or acknowledged as being the industry standard for over-the-counter derivative transactions which reference the Original Reference Rate, where such rate has been replaced by the Successor Rate or the Alternative Rate (as the case may be);

Alternative Rate means an alternative to the Original Reference Rate that the Independent Adviser determines as described herein is customarily applied in international debt capital markets transactions for the purposes of determining rates of interest (or the relevant component part thereof) in the same currency as the Preferred Securities;

Benchmark Event means:

(i)	the Original Reference Rate’s ceasing to be published for a period of at least 5 business days or ceasing to exist; or

(ii)

a public statement by the administrator of the Original Reference Rate that it has ceased or that it will cease publishing the Original Reference Rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of the Original Reference Rate); or

(iii)	a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate has been or will be permanently or indefinitely discontinued; or

(iv)

a public statement by the supervisor of the administrator of the Original Reference Rate as a consequence of which the Original Reference Rate will be prohibited from being used either generally, or in respect of the Preferred Securities; or

(v)	it has become unlawful for any party to calculate any payments due to be made to any holder of Preferred Securities using the Original Reference Rate;

provided that in the case of sub-paragraphs (ii), (iii) and (iv), the Benchmark Event shall occur on the date of the cessation of publication of the Original Reference Rate, the discontinuation of the Original Reference Rate, or the prohibition of use of the Original Reference Rate, as the case may be, and not the date of the relevant public statement;

Independent Adviser means an independent financial institution of international repute or an independent financial adviser with appropriate expertise appointed by us as described herein;

Margin means in respect of (i) the Reset Period commencing on                , 2025 and ending on (but excluding)                 , 2030,     %; (ii) each Reset Period which falls in the period commencing on                 , 2030 and ending on (but excluding)                , 2045,     %; and (iii) each Reset Period which falls on or after                 , 2045,     %;

Original Reference Rate means the originally-specified Reset Reference Rate;

Relevant Nominating Body means in respect of a Reset Reference Rate:

(i)

the central bank for the currency to which the Reset Reference Rate relates, or any central bank or other supervisory authority which is responsible for supervising the administrator of the Reset Reference Rate; or

(ii)

any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the currency to which the Reset Reference Rate relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of the Reset Reference Rate, (c) a group of the aforementioned central banks or other supervisory authorities or (d) the Financial Stability Board or any part thereof;

Reset Reference Rate means the 5-year Swap Rate used to determine the distribution rate following a particular Reset Date; and

Successor Rate means a successor to or replacement of the Original Reference Rate which is formally recommended by any Relevant Nominating Body.

Restrictions on Distributions, Redemption and Repurchases

So long as any Preferred Security remains outstanding, unless full accrued distributions on all outstanding Preferred Securities through and including the most recently completed distribution period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment:

(i) no distribution may be declared or paid or set aside for payment on any junior stock, other than a distribution payable solely in stock that ranks junior to the Preferred Securities in the payment of distributions and in the distribution of assets on any liquidation, dissolution or winding up of the Company: and

(ii) no monies may be paid or made available for a sinking fund for the redemption or retirement of junior stock, nor shall any shares of junior stock be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than:

•

as a result of (x) a reclassification of junior stock, or (y) the exchange or conversion of one share of junior stock for or into another share of stock that ranks junior to the Preferred Securities in the payment of distributions and in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

through the use of the proceeds of a substantially contemporaneous sale of other shares of stock that ranks junior to the Preferred Securities in the payment of distributions and in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

“Accrued distributions” means, with respect to Preferred Securities, an amount computed at the annual distribution rate for Preferred Securities from, as to each Preferred Security, the date of issuance of such Preferred Security to and including the date to which such distributions are to be accrued (whether or not such distributions have been declared), less the aggregate amount of all distributions previously paid on such Preferred Security.

If our board (or a duly authorized committee of the board) elects to declare only partial instead of full distributions for a distribution payment date and related distribution period on the Preferred Securities or any class or series of our stock that ranks on a parity with the Preferred Securities in the payment of distributions (“distribution parity stock”), then to the extent permitted by the terms of the Preferred Securities and each outstanding series of distribution parity stock such partial distributions shall be declared on the Preferred Securities and distribution parity stock, and distributions so declared shall be paid, as to any such distribution payment date and related distribution period in amounts such that the ratio of the partial distributions declared and paid on each such series to full distributions on each such series is the same. “Full distributions” means, as to the Preferred Securities and any distribution parity stock that bears distributions on a cumulative basis, the amount of distributions that would need to be declared and paid to bring the Preferred Securities and such distribution parity stock current in distributions, including undeclared distributions for past distribution periods (that is, for the Preferred Securities, full accrued distributions). To the extent a distribution period with respect to the Preferred Securities or any series of distribution parity stock (in either case, the “first series”) coincides with more than one distribution period with respect to another series, as applicable (in either case, a “second series”), for purposes of the immediately preceding sentence, our board (or a duly authorized committee of the board) may, to the extent permitted by the terms of each affected series, treat such distribution period for the first series as two or more consecutive distribution periods, none of which coincides with more than one distribution period with respect to the second series, or may treat such distribution period(s) with respect to any distribution parity stock and distribution period(s) with respect to the Preferred Securities for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of distributions on such distribution parity stock and the Preferred Securities.

Subject to the foregoing, and not otherwise, such distributions (payable in cash, stock or otherwise) as may be determined by our board (or a duly authorized committee of the board) may be declared and paid on any junior stock from time to time out of any funds legally available therefor, and the Preferred Securities shall not be entitled to participate in any such distribution.

Optional Redemption

The Preferred Securities are perpetual and have no maturity date. We may, at our option, redeem the Preferred Securities:

(i)

in whole but not in part, during a 60 day period commencing on the First Call Date and ending on the First Reset Date and subsequently, solely on a distribution payment date, at a cash redemption price equal to the stated amount (i.e., €100,000 per Preferred Security), plus (except as otherwise provided herein) an amount equal to all accrued and unpaid distributions thereon (whether or not declared), to, but not including, the date fixed for redemption, or

(ii)

in whole but not in part at any time within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence of a ratings event at a cash redemption price equal to

(a) €101,000 per Preferred Security prior to the First Call Date or (b) €100,000 per Preferred Security on or after the First Call Date, plus, in each case, (except as otherwise provided herein) an amount equal to all accrued and unpaid distributions thereon (whether or not declared) to, but not including, the date fixed for redemption.

“Ratings event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act or in any successor provision thereto, that then publishes a solicited rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Preferred Securities, which amendment, clarification or change results in:

(i)

the shortening of the length of time the Preferred Securities are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Preferred Securities; or

(ii)

the lowering of the equity credit (including up to a lesser amount) assigned to the Preferred Securities by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Preferred Securities.

The redemption price for any Preferred Security shall be payable on the redemption date to the holder of such Preferred Securities against surrender of the certificate(s) evidencing such Preferred Securities to us or our agent, if the Preferred Securities are issued in certificated form. Any accrued but unpaid distributions payable on a redemption date that occurs subsequent to the applicable record date for a distribution period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed Preferred Securities on such record date relating to the applicable distribution payment date.

Redemption Procedures

A notice of every redemption of Preferred Securities shall be given by first class mail, postage prepaid, addressed to the holders of record of the Preferred Securities to be redeemed at their respective last addresses appearing on our books. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Preferred Securities designated for redemption shall not affect the validity of the proceedings for the redemption of any other Preferred Securities. Notwithstanding the foregoing, if the Preferred Securities are issued in book-entry form through the Euroclear System or any other similar facility, the Euroclear System or such other facility will provide notice of redemption by any authorized method to holders of record of the applicable Preferred Securities not less than 30, nor more than 60, days prior to the date fixed for redemption of the Preferred Securities.

Each notice of redemption given to a holder shall state:

•	the redemption date;

•	the redemption price;

•	the place or places where certificates for such Preferred Securities are to be surrendered for payment of the redemption price; and

•	that distributions will cease to accrue on the redemption date.

If notice of redemption has been duly given, and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by us, separate and apart from our other funds, in trust for the pro rata benefit of the holders of the Preferred Securities called for redemption, so as to be and continue to be available for that purpose, then, notwithstanding that any certificate for any Preferred Security so called for redemption has not been surrendered for cancellation in the case that the Preferred Securities are issued in certificated form, on and after the redemption date distributions shall cease to accrue on all Preferred Securities so called for redemption, all Preferred Securities so called for redemption shall no longer be deemed outstanding and all rights with respect to such Preferred Securities shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with our other funds, and after that time the holders of the Preferred Securities so called for redemption shall look only to us for payment of the redemption price of such Preferred Securities.

The Preferred Securities will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preferred Securities will have no right to require redemption of any Preferred Securities.

Liquidation Right

In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, before any distribution or payment out of our assets may be made to or set aside for the holders of any junior stock, holders of Preferred Securities will be entitled to receive out of our assets legally available for distribution to our stockholders an amount equal to the stated amount per Preferred Security, together with an amount equal to all accrued distributions to the date of payment whether or not earned or declared (the “liquidation preference”).

If our assets are not sufficient to pay the liquidation preference in full to all holders of Preferred Securities and all holders of any class or series of our stock that ranks on a parity with the Preferred Securities in the distribution of assets on liquidation, dissolution or winding up of the Company (the “liquidation preference parity stock”), the amounts paid to the holders of Preferred Securities and to the holders of all liquidation preference parity stock shall be pro rata in accordance with the respective aggregate liquidation preferences of the Preferred Securities and all such liquidation preference parity stock. In any such distribution, the “liquidation preference” of any holder of our stock other than the Preferred Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including an amount equal to any declared but unpaid distributions in the case of any holder of stock on which distributions accrue on a noncumulative basis and, in the case of any holder of stock on which distributions accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative distributions, whether or not earned or declared, as applicable. If the liquidation preference has been paid in full to all holders of Preferred Securities and all holders of any liquidation preference parity stock, the holders of junior stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, the merger, consolidation or other business combination of us with or into any other corporation, including a transaction in which the holders of Preferred Securities receive cash, securities or property for their Preferred Securities, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our assets, shall not constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

Except as indicated below or otherwise required by law, the holders of the Preferred Securities will not have any voting rights.

Right to Elect Two Directors on Nonpayment Events. If and whenever distributions payable on Preferred Securities have not been declared and paid in an aggregate amount equal to full distributions for at least two distribution periods (whether or not consecutive) ( a “nonpayment event”), the number of directors then constituting our board shall be automatically increased by two and the holders of Preferred Securities, together with the holders of any and all other series of outstanding voting preferred stock then entitled to vote for additional directors, voting together as a single class in proportion to their respective stated amounts, shall be entitled to elect the two additional directors (the “preferred stock directors”); provided that our board shall at no time include more than two preferred stock directors (including, for purposes of this limitation, all directors that the holders of any series of voting preferred stock are entitled to elect pursuant to like voting rights).

As used in this prospectus supplement, “voting preferred stock” means any other class or series of preferred stock that ranks equally with the Preferred Securities as to the payment of distributions, as dividends, and as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company and upon which like voting rights have been conferred and are exercisable.

In the event that the holders of Preferred Securities and such other holders of voting preferred stock shall be entitled to vote for the election of the preferred stock directors following a nonpayment event, such directors shall be initially elected following such nonpayment event only at a special meeting called at the request of the holders of record of at least 20% of (i) the stated amount of the Preferred Securities and (ii) each other series of voting preferred stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of our stockholders, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of our stockholders. Such request to call a special meeting for the initial election of the preferred stock directors after a nonpayment event shall be made by written notice, signed by the requisite holders of Preferred Securities or voting preferred stock, and delivered to our Secretary in such manner as provided for in the certificate of designations creating the Preferred Securities, or as may otherwise be required or permitted by applicable law. If our Secretary fails to call a special meeting for the election of the preferred stock directors within 20 days of receiving proper notice, any holder of Preferred Securities may call such a meeting at our expense solely for the election of the preferred stock directors, and for this purpose and no other (unless provided otherwise by applicable law) such Preferred Securities holder shall have access to our stock ledger.

At each meeting of stockholders at which holders of the Preferred Securities and such other holders of voting preferred stock are entitled to vote for the election of the preferred stock directors, the holders of record of 40% of the total number of the Preferred Securities and voting preferred stock (determined on a series by series basis) entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business. Each preferred stock director will be elected by a vote of the majority of the votes cast with respect to that preferred stock director’s election.

When (i) accrued distributions have been paid in full on the Preferred Securities after a nonpayment event, and (ii) the rights of holders of any voting preferred stock to participate in electing the preferred stock directors shall have ceased, the right of holders of the Preferred Securities to participate in the election of preferred stock directors shall cease (but subject always to the revesting of such voting rights in the case of any future nonpayment event), the terms of office of all the preferred stock directors shall immediately terminate, and the number of directors constituting our board shall automatically be reduced accordingly.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding Preferred Securities and voting preferred stock, when they have the voting rights described above (voting together as a single class in proportion to their respective stated amounts). The preferred stock directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided. In case any vacancy shall occur among the preferred stock directors, a successor shall be elected by our board to serve until the next annual meeting of the stockholders on the nomination of the then remaining preferred stock director or, if no preferred stock director remains in office, by the vote of the holders of record of a majority of the outstanding Preferred Securities and such voting preferred stock for which distributions have not been paid, voting as a single class in proportion to their respective stated amounts. The preferred stock directors shall each be entitled to one vote per director on any matter that shall come before our board for a vote.

Other Voting Rights

So long as any Preferred Securities are outstanding, in addition to any other vote or consent of stockholders required by law or by our restated certificate of incorporation, the vote or consent of the holders of at least two-thirds of the Preferred Securities at the time outstanding, voting together with any other series of preferred stock that would be adversely affected in substantially the same manner and entitled to vote as a single class in proportion to their respective stated amounts (to the exclusion of all other series of preferred stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•

Amendment of Restated Certificate of Incorporation or By-laws. Any amendment, alteration or repeal of any provision of our restated certificate of incorporation or by-laws that would alter or change the voting powers, preferences or special rights of the Preferred Securities so as to affect them adversely; provided, however, that the amendment of the restated certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of stock that does not rank senior to the Preferred Securities in either the payment of distributions or in the distribution of assets on any liquidation, dissolution or winding up of the Company shall not be deemed to affect adversely the voting powers, preferences or special rights of the Preferred Securities;

•

Authorization of Senior Stock. Any amendment or alteration of the certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking prior to Preferred Securities in the payment of distributions or in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Preferred Securities or (y) a merger or consolidation of the Company with another entity (whether or not a corporation), unless in each case (A) the Preferred Securities remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the Preferred Securities are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is organized under the laws of the United States or a state thereof, and (B) such Preferred Securities remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Preferred Securities immediately prior to such consummation, taken as a whole.

To the fullest extent permitted by law, without the consent of the holders of the Preferred Securities, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Preferred Securities, we may amend, alter, supplement or repeal any terms of the Preferred Securities contained in our restated certificate of incorporation or the certificate of designations for the following purposes:

(i) to cure any ambiguity, omission, inconsistency or mistake in any such instrument; or

(ii) to make any provision with respect to matters or questions relating to the Preferred Securities that is not inconsistent with the provisions of the certificate of designations.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding Preferred Securities have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Preferred Securities to effect the redemption, unless in the case of a vote or consent required to authorize senior stock if the Preferred Securities are being redeemed with the proceeds from the sale of the stock to be authorized.

Under current provisions of the Delaware General Corporation Law, the holders of issued and outstanding preferred stock are entitled to vote as a class, with the consent of the majority of the class being required to approve an amendment to our restated certificate of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class or increase or decrease the par value of the shares of such class.

No Preemptive and Conversion Rights

Holders of the Preferred Securities do not have any preemptive rights. The Preferred Securities are not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

Additional Classes or Series of Stock

We will have the right to create and issue additional classes or series of stock ranking equally with or junior to the Preferred Securities as to distributions and distribution of assets upon our liquidation, dissolution, or winding up without the consent of the holders of the Preferred Securities.

Listing

Application has been made to Euronext Dublin for the Preferred Securities to be admitted to the Official List and to trading on the GEM.

The Clearing Systems

Global Clearance and Settlement

The Preferred Securities will be issued in the form of one or more global registered securities (the “Global Securities”) in fully registered form and will be deposited on                 , 2020 with a common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream Luxembourg”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Securities.

Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to Euroclear or Clearstream Luxembourg or their respective nominees.

Beneficial interests in the Global Securities will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream Luxembourg. Those beneficial interests will be in denominations of €100,000 and integral multiples of €100,000 in excess thereof. Investors may hold Preferred Securities directly through Euroclear or Clearstream Luxembourg, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the Global Securities will not be entitled to have Preferred Securities registered in their names, and will not receive or be entitled to receive physical delivery of Preferred Securities in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Preferred Securities under our restated certificate of incorporation, by-laws and the certificate of designations, including for purposes of receiving any reports delivered by us. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of

Preferred Securities under our certificate of incorporation, by-laws or the certificate of designations. Under existing industry practices, if we request any action of holders of Preferred Securities or a beneficial owner desires to give or take any action which a holder of Preferred Securities is entitled to give or take under our certificate of incorporation, by-laws or the certificate of designations, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in Global Securities.

Persons who are not Euroclear or Clearstream Luxembourg participants may beneficially own Preferred Securities held by the common depositary for Euroclear and Clearstream Luxembourg only through direct or indirect participants in Euroclear and Clearstream Luxembourg. So long as the common depositary for Euroclear and Clearstream Luxembourg is the registered owner of the Global Securities, the common depositary for all purposes will be considered the sole holder of the Preferred Securities represented by the Global Securities for all purposes under the instruments governing the rights and obligations of holders of Preferred Securities.

Certificated Preferred Securities

If the applicable depositary is at any time unwilling or unable to continue as depositary for the Global Securities and a successor depositary is not appointed by us within 90 days, we will issue the Preferred Securities in definitive form in exchange for the Global Securities of that series. In addition, we may at any time and in our sole discretion determine not to have the Preferred Securities represented by the Global Securities and, in that event, will issue the Preferred Securities in definitive form in exchange for the Global Securities. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in definitive form of the Preferred Securities represented by the Global Securities equal in amount to such beneficial interest and to have such Preferred Securities registered in its name. The Preferred Securities so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €100,000 in excess thereof, unless otherwise specified by us. Our definitive form of the Preferred Securities can be transferred by presentation for registration to the common depositary and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us duly executed by the holder of the Preferred Securities or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Preferred Securities.

Clearing Systems

Euroclear. Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium as the “Euroclear operator.”

The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Non-participants of Euroclear may hold and transfer book-entry interests in the securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the “Terms and Conditions Governing Use of Euroclear” and the related operating procedures of Euroclear, and applicable Belgian law, which are collectively referred to as the “terms and conditions.” The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Preferred Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream Luxembourg. Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the Preferred Securities held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear and Clearstream Luxembourg Arrangements

So long as Euroclear or Clearstream Luxembourg or their nominee or their common depositary is the registered holder of the Global Securities, Euroclear, Clearstream Luxembourg or such nominee or common depositary, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Securities for all purposes under our certificate of incorporation, by-laws or the certificate of designations. Payments of principal, interest and additional amounts, if any, in respect of the Global Securities will be made to Euroclear, Clearstream Luxembourg or such nominee or common depositary, as the case may be, as registered holder thereof. None of us, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions with respect to the Global Securities will be credited in euro to the extent received by Euroclear or Clearstream Luxembourg from the trustee to the cash accounts of Euroclear or Clearstream Luxembourg customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream Luxembourg can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Securities to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the Global Securities through Euroclear and Clearstream Luxembourg will be reflected in the book-entry accounts of each such institution.

Initial Settlement

Investors holding their Preferred Securities through Euroclear or Clearstream Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Preferred Securities will be credited to the securities custody accounts of Euroclear and Clearstream Luxembourg holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Preferred Securities where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the Preferred Securities held through Euroclear or Clearstream Luxembourg to purchasers of book-entry interests in the Global Securities through Euroclear or Clearstream Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream Luxembourg and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Preferred Securities through Euroclear and Clearstream Luxembourg on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream Luxembourg on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Preferred Securities, or to make or receive a payment or delivery of the Preferred Securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream Luxembourg is used.

Euroclear and Clearstream Luxembourg will credit payments to the cash accounts of Euroclear participants or Clearstream Luxembourg customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under our restated certificate of incorporation, by-laws or certificate of designations on behalf of a Euroclear participant or Clearstream Luxembourg customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of the Preferred Securities among participants of Euroclear and Clearstream Luxembourg. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Preferred Securities.

The summary is limited to taxpayers who will hold the Preferred Securities as “capital assets” for tax purposes and who purchase the Preferred Securities in this offering at the offering price for the Preferred Securities. This discussion addresses only U.S. federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	a person that purchases or sells the Preferred Securities as part of a wash sale for tax purposes;

•	a person that owns the Preferred Securities as part of a straddle or a hedging or conversion transaction for tax purposes;

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	a U.S. expatriate.

This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Preferred Securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Preferred Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Preferred Securities.

Please consult your own tax advisor concerning the consequences of owning the Preferred Securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. Holder of an investment in the Preferred Securities. You are a U.S. Holder if you are a beneficial owner of a share of the Preferred Securities and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “—Non-U.S. Holders” below.

Distributions on the Preferred Securities

Distributions with respect to the Preferred Securities will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Preferred Securities (and you will reduce your tax basis accordingly) and thereafter as capital gain from the sale or exchange of such Preferred Securities. If you are a corporation, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. Corporate U.S. Holders should consider the effect of section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. If you are a non-corporate U.S. Holder, dividends paid to you will qualify for taxation at preferential rates applicable to “qualified dividends” if you meet certain holding period and other applicable requirements. U.S. Holders should consult their own tax advisers regarding the availability of the reduced qualified dividend tax rate in light of their particular circumstances.

The amount of the dividend distribution that you must include in your income will be the U.S. dollar value of the euro payments made, determined at the spot euro/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Deemed Distributions on the Preferred Securities

Under section 305 of the Code, holders may be treated as receiving a deemed distribution on preferred stock upon an increase in the redemption price of the Preferred Securities. While the matter is not entirely clear, if our board of directors (or a duly authorized committee thereof) does not declare a distribution on the Preferred Securities in respect of any distribution period before the related distribution payment date, the deferred distribution may be treated as an increase in the redemption price of the Preferred Securities. Although the matter is not entirely clear, we believe that such a deferred distribution should not be treated as a deemed distribution on the Preferred Securities. If the Internal Revenue Service takes a contrary position, you may be required to currently include a deemed dividend in income with respect to any deferred distribution on the Preferred Securities.

Sale or Disposition of the Preferred Securities Other than by Redemption

If you sell or otherwise dispose of your Preferred Securities (other than by redemption, the consequences of which are discussed below), you will generally recognize capital gain or loss equal to the difference between the U.S. dollar value of the amount realized upon the disposition and your adjusted tax basis, determined in U.S. dollars, in the Preferred Securities. Generally, your adjusted basis in the Preferred Securities will be equal to your U.S. dollar cost of the Preferred Securities, reduced by any previous returns of capital. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period in the Preferred Securities that is greater than one year. The deductibility of capital losses is subject to limitations.

Redemption of the Preferred Securities

The tax treatment of a redemption of your Preferred Securities depends upon whether the redemption is treated for U.S. federal income tax purposes as a disposition of the Preferred Securities or as a distribution on the Preferred Securities. A redemption of Preferred Securities will be treated as a disposition of the Preferred Securities that is subject to the rules in the preceding paragraph if the redemption (a) results in a complete termination of your stock interest in us or (b) is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of Preferred Securities or other classes of our stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as any such shares actually owned, must be taken into account under certain circumstances. Because the determination as to whether any of the alternative tests listed above is satisfied with respect to any particular holder will depend upon the facts and circumstances as of the time the determination is made, you should consult your tax advisor regarding the treatment of a redemption.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash you receive as a distribution to the extent paid out of our current and accumulated earnings and profits. If you are a corporate holder of Preferred Securities, the distribution may be treated as an “extraordinary distribution” that is subject to the special rules under Section 1059 of the Code. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the Preferred Securities and thereafter would be treated as capital gain. If a redemption of the Preferred Securities is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the allocation of your basis between the redeemed shares and any shares of Preferred Securities that you still hold (or are held by a person related to you).

Exchange of Amounts in Euro

When you receive euro as distributions on your Preferred Securities or on the sale, redemption or other disposition of your Preferred Securities, your tax basis in such euro will equal its U.S. dollar value when the distribution is received or at the time of such sale, redemption or disposition. If you purchase euro, you generally will have a tax basis equal to the U.S. dollar value of the euro on the date of your purchase of such euro. If you sell or dispose of euro, including if you use euro to purchase Preferred Securities or you convert euro payments on the Preferred Securities to U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Non-U.S. Holders

This section summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities by a Non-U.S. Holder. You are a Non-U.S. Holder if you are a beneficial owner of a share of the Preferred Securities and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Preferred Securities.

Special rules may apply to certain Non-U.S. Holders, such as “controlled foreign corporation,” “passive foreign investment companies,” and certain expatriates, among others, that are subject to special treatment under the Internal Revenue Code. Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

If you are a U.S. Holder, this subsection does not apply to you.

Distributions on the Preferred Securities

Except as described below, if you are a Non-U.S. Holder of the Preferred Securities, dividends (including any redemption treated as a dividend for U.S. federal income tax purposes as discussed above under “U.S. Holders—Redemption of the Preferred Securities,” or any deemed distribution treated as a dividend for U.S. federal income tax purposes as discussed above under “U.S. Holders—Deemed Distributions on the Preferred Securities”) paid to you will be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. For example, dividends may be subject to a 15% U.S. federal income withholding tax rate under the U.S. income tax treaties with Germany, France, the Netherlands, Switzerland, or the U.K. To be eligible for reduced rates under an income tax treaty that provides for a lower rate, you must qualify for the benefits of such treaty and meet applicable documentation requirements. Even if you are eligible for a lower treaty rate, certain payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to such payor:

•

a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a U.S. person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury Department regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to the relevant payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are not a U. S. person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed to Non-U.S. Holders on a net income basis at rates applicable to U.S. Holders.

If you are a corporate Non-U.S. Holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition or Redemption of the Preferred Securities

If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition (including a redemption that is treated as a disposition) of the Preferred Securities unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis;

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes and certain other conditions are met.

If you are a Non-U.S. Holder described in the first bullet point immediately above you will be subject to tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates. If you are a corporate Non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual Non-U.S. Holder described in the second bullet point immediately above you will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.

We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

As discussed above in “U.S. Holders—Redemption of the Preferred Securities”, certain redemptions may be treated as dividends for U.S. federal income tax purposes. See “—Distributions on the Preferred Securities”, above, for a discussion of the tax treatment of such redemptions. Furthermore, if a broker or other agent is unable to determine whether the redemption should be treated as a dividend, such broker or agent may be required to withhold tax at a 30% rate on the full amount you receive (in which case, you may be eligible to obtain a refund of all or a portion of any tax).

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”) may impose a 30% withholding tax on U.S. source dividend payments to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements (“FATCA withholding”). You could be affected by this withholding with respect to dividends you receive on your Preferred Securities if you are subject to the information reporting requirements and fail to comply with them or if you hold Preferred Securities through another person (e.g., a foreign bank or broker) that is subject to withholding and such person fails to comply with these requirements (even if you would not otherwise have been subject to withholding).

You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

If you are a non-corporate U.S. Holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to dividend payments or other taxable distributions made to you, and the payment of proceeds to you from the sale of Preferred Securities effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a Non-U.S. Holder, we and other payors are required to report payments of dividends on Internal Revenue Service Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of Preferred Securities effected at a U.S. office of a broker provided that either (i) the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of Preferred Securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BEING PROVIDED AS, OR INTENDED TO CONSTITUTE, TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING OR DISPOSING OF THE PREFERRED SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Preferred Securities. Subject to certain conditions, each underwriter has agreed, severally and not jointly, to purchase the number of Preferred Securities indicated in the following table. Deutsche Bank AG, London Branch, Banco Santander, S.A., Barclays Bank PLC and Credit Suisse Securities (Europe) Limited are the representatives of the underwriters.

Underwriters	Number of Preferred Securities
Deutsche Bank AG, London Branch
Banco Santander, S.A.
Barclays Bank PLC
Credit Suisse Securities (Europe) Limited

Total

The underwriters have agreed to take and pay for all of the Preferred Securities being offered, if any are taken.

Preferred Securities sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement.

If all the Preferred Securities are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the Preferred Securities by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the per Preferred Security and total underwriting discount that we are to pay to the underwriters in connection with this offering.

Underwriting Discount
Per Preferred Security	€
Total	€

The Preferred Securities are new issues of securities with no established trading market. Application has been made to Euronext Dublin for the Preferred Securities to be admitted to the Official List and to trading on the GEM of Euronext Dublin. Some or all of the underwriters have advised us that they presently intend to make a market in the Preferred Securities after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. There is currently no secondary market for the Preferred Securities and we cannot assure you that one will develop, even if the Preferred Securities are approved for listing. If the secondary market for the Preferred Securities is limited, there may be few or no buyers if you choose to sell your Preferred Securities and this may reduce the price you receive or your ability to sell the Preferred Securities at all. See “Risk Factors—The Preferred Securities may not have an active trading market.”

We have agreed that we will not, for the period of 30 days from the date of this prospectus supplement, without first obtaining the prior written consent of the representatives of the underwriters, offer, sell, contract to sell or otherwise dispose of any securities of AT&T that are substantially similar to the Preferred Securities, which for the avoidance of doubt, refer only to euro-denominated preferred shares, including any securities convertible into or exchangeable for, or that represent rights to receive, the Preferred Securities or securities that are substantially similar to the Preferred Securities, except for the Preferred Securities sold to the underwriters pursuant to the underwriting agreement.

In connection with this offering, the underwriters may bid for or purchase and sell Preferred Securities in the open market. These transactions may be effected on the GEM, in the over-the-counter market or otherwise. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Preferred Securities than they are required to purchase in this offering. The underwriters must close out any short position by purchasing Preferred Securities in the open market. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Preferred Securities while the offering is in progress. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of the Preferred Securities or preventing or retarding a decline in the market price of the Preferred Securities. As a result, the price of Preferred Securities may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

It is expected that delivery of the Preferred Securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the                  business day following the date of the pricing of the Preferred Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Preferred Securities on the date of this prospectus supplement or the next                  succeeding business days will be required, by virtue of the fact that the Preferred Securities initially will settle in T+                , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Completion of the transactions contemplated by this prospectus supplement and settlement of the Preferred Securities is conditional on, among other things, the satisfaction of customary conditions precedent.

The Preferred Securities are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the Preferred Securities, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Preferred Securities, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

Each underwriter has represented and agreed that it and each of its affiliates: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Preferred Securities in circumstances in which Section 21(1) of the FSMA does not apply to AT&T; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Preferred Securities in, from or otherwise involving the UK.

Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the UK, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth companies and other persons to whom it may lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”). Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person may not act or rely on this prospectus supplement or any of its contents.

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Preferred Securities to any retail investor in the EEA or in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II;

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Preferred Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Preferred Securities.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Preferred Securities in any Member State of the EEA and the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Preferred Securities. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

The Preferred Securities may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Preferred Securities may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Preferred Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The Preferred Securities have not been and will not be registered under the Securities and Exchange Law of Japan, and each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Preferred Securities in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly in Japan or to any resident of Japan, except pursuant to any exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws and regulations of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Preferred Securities may not be circulated or distributed, nor may the Preferred Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 257(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Whether the Preferred Securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Preferred Securities under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Preferred Securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

We estimate that our share of the total expenses of the offering and other expenses, excluding the underwriting discount, will be approximately $        . The underwriters have agreed to reimburse these expenses in connection with this offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and trust services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Preferred Securities offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Preferred Securities offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF SECURITIES

Mr. Wayne A. Wirtz, Vice President—Associate General Counsel and Assistant Secretary of AT&T, is passing upon the validity of the Preferred Securities offered in this offering for us. Sullivan & Cromwell LLP, New York, New York, is passing upon the validity of the Preferred Securities offered in this offering for the underwriters. Sullivan & Cromwell LLP from time to time performs legal services for us.

AT&T Inc.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

AT&T Inc. (“AT&T”) from time to time may offer to sell debt securities, preferred stock, either separately or represented by depositary shares, and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock of the Company or debt or equity securities of one or more other entities. The common stock of the Company is listed on the New York Stock Exchange and trades under the ticker symbol “T”.

The Company may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. See “Plan of Distribution” for a further description of the manner in which we may dispose of the securities covered by this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement describing the method and terms of the applicable offering.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference herein and therein, before making an investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 13, 2019.

Description of AT&T Inc.

AT&T Inc. (“AT&T,” “we” or the “Company”) is a holding company incorporated under the laws of the State of Delaware in 1983 and has its principal executive offices at 208 S. Akard St., Dallas, Texas, 75202 (telephone number 210-821-4105). We are a leading provider of communications and digital entertainment services in the United States and the world. We offer our services and products to consumers in the U.S., Mexico and Latin America and to businesses and other providers of telecommunications services worldwide. We also develop, produce and distribute feature films, television, gaming and other content in various physical and digital formats globally, including owning and operating three regional TV sports networks. We maintain an internet website at www.att.com. This website address is for information only and is not intended to be an active link or to incorporate any website information into this document.

Use of Proceeds

Unless otherwise specified in the prospectus supplement, we will use the proceeds from the sale of the securities to provide funds for general corporate purposes, among other things.

Summary Description of the Securities We May Issue

We may use this prospectus to offer from time to time:

•

Senior debt securities. These debt securities may be convertible or exchangeable into preferred stock, depositary shares, common stock or equity securities of a third-party issuer. They will be unsecured and will rank equally with all of our other unsubordinated and unsecured debt.

•

Preferred stock, par value $1.00 per share. The preferred stock may be convertible or exchangeable into other series of preferred stock, including depositary shares, common stock or equity securities of a third-party issuer. We can offer different series of preferred stock with different dividend, liquidation, redemption and voting rights.

•	Depositary shares. We have the option of issuing depositary shares that would represent a fraction of a share of preferred stock.

•	Common stock, par value $1.00 per share.

In the case of securities that are exchangeable for securities of a third-party issuer, the applicable prospectus supplement will give you more information about this issuer, the terms of its securities and the document in which they are described. Our securities include securities denominated in U.S. dollars, but we can choose to issue securities in any other currency, including the Euro.

The applicable prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities. The applicable prospectus supplement may also contain information, where applicable, about material U.S. federal income tax considerations relating to, and any securities exchange listing of, securities covered by such prospectus supplement.

Description of Debt Securities We May Offer

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called the indenture. The indenture is a contract between us and The Bank of New York Mellon Trust Company, N.A., a national banking association, which acts as trustee for you. The trustee has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “— Default and Related Matters — Remedies if an Event of Default Occurs”.

•

Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your securities to new buyers and sending you notices. Unless otherwise indicated in a prospectus supplement, The Bank of New York Mellon Trust Company, N.A. will perform these administrative duties.

We may issue as many distinct series of securities under the indenture as we wish. This section summarizes terms of the securities that are common to all series. Most of the financial terms and other specific terms of your series will be described in the applicable prospectus supplement which will be attached to the front of this prospectus. Those terms may vary from the terms described here. The prospectus supplement may also describe special federal income tax consequences of the debt securities.

This Section Is Only a Summary

This section and your prospectus supplement summarize all the material terms of the indenture and your debt securities. They do not, however, describe every aspect of the indenture and your debt securities.

The indenture and its associated documents, including your debt securities, contain the full text of the matters described in this section and your prospectus supplement. The indenture and the debt securities are governed by New York law. A copy of the indenture has been filed with the Securities and Exchange Commission, or SEC, as part of our registration statement. See “Where You Can Find More Information” below for information on how to obtain a copy. Section references in the description that follows relate to the indenture.

Legal Ownership of Debt Securities

We can issue debt securities in registered form or in the form of one or more global securities. We refer to those who have debt securities registered in their own names on the books that we or our agent maintain for this purpose as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as “indirect holders” of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue debt securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means debt securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

For registered debt securities, only the person in whose name a debt security is registered is recognized under the indenture as the holder of that debt security. Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its participants. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors in a book-entry security will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in “street name”. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so; they are not obligated to do so under the terms of the debt securities. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — we would seek approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

A global security is a security that represents one or more debt securities and is held by a depositary. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominees. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Legal Ownership of Debt Securities” above;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above under “— Legal Ownership of Debt Securities”.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•

if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults later under “— Default and Related Matters”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary — and not we or the trustee — is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 2.08(f) and (g))

In the remainder of this section, “you” means direct holders and not “street name” or other indirect holders of securities, including holders of any securities that we issue as global securities. Indirect holders should read the previous subsection entitled “Legal Ownership of Debt Securities”.

Overview of Remainder of This Section

The remainder of this section summarizes:

•	Additional mechanics relevant to the securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights under several special situations, such as if we merge with another company, or if we want to change a term of the securities; and

•	Your rights if we default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

The securities will be issued:

•	in fully registered form or as global securities as described above; and

•

in denominations that are even multiples of $1,000 (Section 2.02(a)(8)), provided, however, that the securities will be issued in minimum denominations of $2,000 and integral multiples of $1,000 thereafter if so required by the securities exchange on which such securities are listed or traded or as we may otherwise determine.

You may have your securities broken into more securities of smaller denominations (but not into denominations smaller than any minimum denomination applicable to the securities) or combined into fewer securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” (Section 2.08(a))

You may exchange or transfer your securities at the office of the registrar. The registrar acts as our agent for registering securities in the names of holders and for transferring and exchanging securities, as well as maintaining the list of registered holders. The paying agent acts as the agent for paying interest, principal and any other amounts on securities and for exchanging securities. We have appointed The Bank of New York Mellon Trust Company, N.A. to perform the roles of registrar and paying agent. We may change these appointments to another entity or perform them ourselves. (Section 2.08(b))

We can designate additional registrars or paying agents, acceptable to the trustee, and they would be named in the prospectus supplement. We may cancel the designation of any particular registrar or paying agent. We may also approve a change in the office through which any registrar or paying agent acts. We must maintain a registrar and paying agent office in the Borough of Manhattan in New York City. If at any time we do not maintain a registrar or paying agent, the trustee will act as such. (Section 2.04)

There is no charge for exchanges and transfers. You will not be required to pay a service charge to transfer or exchange securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the registrar is satisfied with your proof of ownership. (Section 2.08)

At certain times, you may not be able to transfer or exchange your securities. If we redeem any series of securities, or any part of any series, then we may prevent you from transferring or exchanging these securities. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 2.08(d))

Replacing Your Lost or Destroyed Certificates

If you bring a mutilated certificate or coupon to the trustee, we will issue a new certificate or coupon to you in exchange for the mutilated one. Please note that the trustee may have additional requirements that you must meet in order to do this. (Section 2.09)

If you claim that a certificate or coupon has been lost, completely destroyed, or wrongfully taken from you, then the trustee will give you a replacement certificate or coupon if you meet the trustee’s requirements. Also, we may require you to provide reasonable security or indemnity to protect us from any loss we may incur from replacing your certificates or coupons. We may also charge you for our expenses in replacing your security. (Section 2.09)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the registrar’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “record date” and is stated in the prospectus supplement. (Section 2.05) Holders buying and selling securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sales price of the securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

We will pay interest, principal and any other money due on the securities at the corporate trust office of the trustee in New York City. That office is currently located at The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10007, Attention: Corporate Trust Administration. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. (Section 2.05)

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents”. We may also choose to act as our own paying agent. We must notify you if we change the paying agents for any particular series of securities. (Section 2.04)

Notices

We and the trustee will send notices regarding the securities only to direct holders, using their addresses as listed in the trustee’s records. (Section 10.02)

Regardless of who acts as paying agent, all money we forward to a paying agent that remains unclaimed will, at our request, be repaid to us at the end of two years after the amount was due to the direct holder. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 8.03)

Special Situations Covered by Our Indenture

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company. However, we may not take any of these actions unless all the following conditions are met:

•

Where we merge out of existence or sell our assets, the company we merge into or sell to may not be organized under the laws of a foreign country. It must be a corporation organized under the laws of the United States, any State thereof, or the District of Columbia.

•	The company we merge into or sell to must agree to be legally responsible for our debt securities.

•

The merger, sale of assets or other transaction must not cause a default on the securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “— Default and Related Matters — Events of Default — What Is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. (Section 5.01)

Further, we may buy substantially all of the assets of another company without complying with any of the foregoing conditions.

Modification and Waiver of Your Contractual Rights

Under certain circumstances, we can make changes to the indenture and the securities. Some types of changes require the approval of each security holder affected, some require approval by a majority vote, and some changes do not require any approval at all. (Sections 9.01-9.06)

Changes Requiring Your Approval. First, there are changes that cannot be made to your securities without your specific approval. The following is a list of those types of changes:

•	to reduce the percentage of holders of securities who must consent to a waiver or amendment of the indenture;

•	to reduce the rate of interest on any security or change the time for payment of interest;

•	to reduce the principal due on any security or change the fixed maturity of any security;

•	to waive a default in the payment of principal or interest on any security;

•	to change the currency of payment on a security, unless the security provides for payment in a currency that ceases to exist;

•	in the case of convertible or exchangeable securities, to make changes to your conversion or exchange rights that would be adverse to your interests;

•	to change the right of holders to waive an existing default by majority vote;

•	to reduce the amount of principal or interest payable to you following a default or change your conversion or exchange rights, or impair your right to sue for payment; and

•	to make any change to this list of changes that requires your specific approval. (Section 9.02(a))

Changes Requiring a Majority Vote. The second type of change to the indenture and the securities is the kind that requires a vote in favor by security holders owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except as set forth in the following paragraph. The same vote would be required for us to obtain a waiver of an existing default. However, we cannot obtain a waiver of a payment default unless we obtain your individual consent to the waiver. (Section 9.02(a))

Changes Not Requiring Your Approval. The third type of change does not require any vote by holders of securities. This type includes, among others, clarifications of ambiguous contract terms, changes to make securities payable in U.S. dollars (if the stated denomination ceases to exist) and other changes that would not materially adversely affect holders of the securities. (Section 9.01)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the securities were accelerated to that date because of a default.

•	For securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined on the date of original issuance of these securities.

Securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. A security does not cease to be outstanding because we or an affiliate of us is holding the security. (Section 2.10)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. However, the indenture does not oblige us to fix any record date at all. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date. (Section 9.02(b))

Holders who hold in “street name” and other indirect holders, including holders of any securities issued as global securities, should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the securities or request a waiver.

Discharge of Our Obligations

We can fully discharge ourselves from any payment or other obligations on the securities of any series if we make a deposit for you with the trustee and certain other conditions are met. The deposit must be held in trust for your benefit and the benefit of all other direct holders of the securities and must be a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the securities on their various due dates.

However, we cannot discharge ourselves from the obligations under any convertible or exchangeable securities, unless we provide for it in the terms of these securities and the prospectus supplement.

If we accomplish full discharge, as described above, you will have to rely solely on the trust deposit for repayment of the securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

We will indemnify the trustee and you against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the trustee or against the principal and interest received on these obligations. (Sections 8.01-8.04)

Redemption

We May Choose to Redeem Your Securities

We may be able to pay off your securities before their normal maturity. If we have this right with respect to your specific securities, the right will be mentioned in the prospectus supplement. It will also specify when we can exercise this right and how much we will have to pay in order to redeem your securities.

If we choose to redeem your securities, we will mail written notice to you not less than 30 days prior to redemption, and not more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your securities when they are subject to redemption, as described under “— Form, Exchange and Transfer” above. (Article 3)

Liens on Assets

The indenture does not restrict us from pledging or otherwise encumbering any of our assets and those of our subsidiaries.

Default and Related Matters

Ranking Compared to Other Creditors

The securities are not secured by any of our property or assets. Accordingly, your ownership of securities means you are one of our unsecured creditors. The securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. However, the trustee has a right to receive payment for its administrative services prior to any payment to security holders after a default.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” with respect to any series of securities means any of the following:

•	We fail to make any interest payment on a security when it is due, and we do not cure this default within 90 days.

•	We fail to make any payment of principal when it is due at the maturity of any security or upon redemption.

•

We fail to comply with any of our other agreements regarding a particular series of securities or with a supplemental indenture, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series, we do not cure the default within 90 days.

•	We file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs.

Remedies if an Event of Default Occurs

You and the trustee will have the following remedies if an event of default occurs:

Acceleration. If an event of default has occurred and has not been cured or waived, then the trustee or the holders of 25% in principal amount of the securities of the affected series may declare the entire principal amount of and any accrued interest on all the securities of that series to be due and immediately payable. An acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the securities of the affected series, if all events of default have been cured or waived. (Section 6.02)

Special Duties of Trustee. If an event of default occurs, the trustee will have some special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. (Section 7.01)

Other Remedies of Trustee. If an event of default occurs, the trustee is authorized to pursue any available remedy to collect defaulted principal and interest and to enforce other provisions of the securities and the indenture, including bringing a lawsuit. (Section 6.03)

Majority Holders May Direct the Trustee to Take Actions to Protect Their Interests. The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an “indemnity”. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 6.05)

Individual Actions You May Take if the Trustee Fails to Act. Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	During the 60-day period, the holders of a majority in principal amount of the securities of that series do not give the trustee a direction inconsistent with the request. (Section 6.06)

However, you are entitled at any time to bring an individual lawsuit for the payment of the money due on your security on or after its due date. (Section 6.07)

Waiver of Default

The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all the relevant series of debt securities. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on your debt security, however, without your individual approval. (Section 6.04)

We Will Give the Trustee Information About Defaults Annually

Every year we will give to the trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the indenture and all the securities under it, or else specifying any default. (Section 4.03)

The trustee may withhold from you notice of any uncured default, except for payment defaults, if it determines that withholding notice is in your interest. (Section 7.05)

Holders who hold in “street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to make or cancel a declaration of acceleration.

Original Issue Discount Securities

The debt securities may be issued as original issue discount securities, which will be offered and sold at a substantial discount from their principal amount. Only a discounted amount will be due and payable when the trustee declares the acceleration of the maturity of these debt securities after an event of default has occurred and continues, as described under “— Remedies if an Event of Default Occurs” above.

Conversion of Convertible Debt Securities

Your debt securities may be convertible into our preferred stock, including depositary shares representing preferred stock, or common stock, or they may be exchangeable for equity securities of another issuer if the prospectus supplement so provides. If your debt securities are convertible or exchangeable, the prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The prospectus supplement would also include provisions regarding the adjustment of the number of shares of common stock or other securities you will receive upon conversion or exchange. In addition, the prospectus supplement will contain the conversion price or exchange price and mechanisms for adjusting this price. In the case of exchangeable debt securities, the prospectus supplement will set forth information about the issuer for whose securities you would exchange your debt, or where that information can be found.

We may not adjust the exchange or conversion price

Unless it is specified in the prospectus supplement, we will not adjust the exchange or conversion price of your debt securities for interest on your securities or for any dividends payable on the new securities you will receive. However, if you convert or exchange your securities between a regular record date for the payment of interest and the next following interest payment date, you must include funds equal to the interest that would be payable on your securities on this following interest payment date. We are not required to issue fractional shares of preferred stock, depositary shares or common stock, but, unless we otherwise specify in the prospectus supplement, we will pay you a cash adjustment calculated on the basis of the following:

•	for debt securities convertible into preferred stock or depositary shares, the liquidation preference of the series of preferred stock;

•	for common stock, the market value of the common stock; and

•	for exchangeable debt securities, the market value of the securities for which you will exchange your securities.

Regarding the Trustee

We maintain banking relationships in the ordinary course of business with the trustee. The trustee is also the trustee under indentures with certain of our subsidiaries.

Description of Preferred Stock We May Offer

The following briefly summarizes the material terms of our preferred stock other than pricing and related terms which will be disclosed in the applicable prospectus supplement. You should read the particular terms of any series of preferred stock we offer, which will be described in more detail in the applicable prospectus supplement relating to that series. The applicable prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. In addition, for each series of preferred stock, we will file a certificate of designations containing the specific terms of the series as an exhibit to the registration statement or we will incorporate it by reference before we issue any preferred stock.

General

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this prospectus, no shares of preferred stock were outstanding. Under our restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series. To establish a series of preferred stock, our board must set the following terms:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series;

•	the qualifications, limitations or restrictions of the series; and

•	the variations, if any, as between each series.

Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock. Stockholders will not need to approve these resolutions.

Terms Contained in Prospectus Supplement

A prospectus supplement will contain the dividend, liquidation, redemption and voting rights of a series of preferred stock. The prospectus supplement will describe the following terms of a series of preferred stock:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which we will issue the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	whether we have elected to offer depositary shares, as described below under “Description of Depositary Shares”; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights or restrictions.

No Preemptive Rights

The holders of preferred stock will have no preemptive rights to buy any additional shares. The preferred stock will be, when issued, fully paid and nonassessable. Neither the par value nor the liquidation preference can show you the price at which the preferred stock will actually trade on or after the date of issuance. The applicable prospectus supplement will describe some of the U.S. federal income tax consequences of the purchase and ownership of the series of preferred stock.

Description of Depositary Shares We May Offer

We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement relating to those depositary shares.

We will describe the transfer agent for each series of preferred stock in the applicable prospectus supplement.

Description of Depositary Shares

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer. You should also read the deposit agreement relating to the particular series of preferred stock and the more detailed description of the deposit agreement in the prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement between us and a bank or trust company which we will select as our preferred stock depositary. The depositary must have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send you all reports and communications which we will deliver to the depositary and which we have to furnish to you.

The following is a summary of the deposit agreement. For more complete information, you should read the entire agreement and the depositary receipt. Directions on how to obtain copies of these are provided under “Where You Can Find More Information” below.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement. We will either file the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus is a part, or we will incorporate them by reference into that registration statement.

While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle you to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

Withdrawal of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares which you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. You will receive these distributions in proportion to the number of depositary shares you own. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make such a distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds it received from us for the preferred shares. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all your rights as holders of the depositary shares will cease, except that you will still be entitled to receive any cash payable upon the redemption and any money or other property to which you were entitled at the time of redemption.

Voting the Preferred Stock

How do you vote? The depositary will notify you of any upcoming vote and arrange to deliver our voting materials to you, if you are a holder of record at that time. The record date for determining if you are a holder of depositary shares is the same as the record date for the preferred stock. The materials you will receive will (1) describe the matters that are being submitted to a vote and (2) explain how you, on a certain date, may instruct the depositary to vote the shares underlying your depositary receipts as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as you instruct. We agree to do anything the depositary asks us to do in order to enable it to vote as you instruct. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Conversion or Exchange

What happens when we convert preferred stock into other securities, or exchange it for securities of another company? The depositary will convert or exchange all your depositary shares on the same day that the preferred stock underlying your depositary receipts is converted or exchanged. In order for the depositary to do so, we will need to deposit the other stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share,

•	plus all money and any other property represented by the depositary shares, and

•	including all amounts paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not yet been paid.

The following are some more terms of conversions and exchanges that you should keep in mind:

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of us. Nevertheless, if so specified in the applicable prospectus supplement, you may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert the preferred stock represented by the depositary shares into other shares of preferred stock or common stock of us or to exchange the preferred stock for securities of another issuer. If you have this right, we have agreed that we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If you are only converting part of your depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that you do not convert or exchange.

Amendment and Termination of the Deposit Agreement

How may the deposit agreement be amended? We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without your consent at any time. However, if the amendment adds or increases fees or charges or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, and you continue to hold your depositary receipts, you are deemed to agree to the amendment and to be bound by the amended deposit agreement.

How may the deposit agreement be terminated? The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give you notice of termination not less than 30 days before the termination date. Once you surrender your depositary receipts to the depositary, it will send you the number of whole or fractional shares of the series of preferred stock underlying your depositary receipts.

Charges of Depositary and the Expenses

We will pay all transfer and other taxes and governmental charges in connection with the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption. You will pay other transfer and other taxes and governmental charges and the charges that are expressly provided in the deposit agreement to be for your account.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement expressly limits our obligations and the obligations of the depositary to you. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•

have no obligation to become involved in a lawsuit or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. The resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Description of Common Stock We May Offer

Our authorized share capital consists of 14,010,000,000 shares, of which 14,000,000,000 are common shares having a par value of $1.00 per share. As of April 30, 2019, 7,298,132,091 shares of common stock were outstanding. The common stock is listed on the New York Stock Exchange under the symbol “T”.

The following briefly summarizes the provisions of our restated certificate of incorporation and our bylaws that are important for you. Both documents are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you can obtain them as described below in “Where You Can Find More Information”.

You should note that some of the provisions of our restated certificate of incorporation and our bylaws may tend to deter any potential unfriendly tender offers or other efforts to obtain control of us. At the same time, these provisions will tend to assure continuity of management and corporate policies and to induce any persons seeking control or a business combination with us to negotiate on terms acceptable to our then-elected board of directors.

General

All outstanding shares of common stock are, and any shares of common stock offered, when issued, will be fully paid and nonassessable.

We typically do not issue physical stock certificates. Instead, we record evidence of your stock ownership solely on our corporate records. However, we will issue a physical stock certificate to you if you so request.

Holders of common stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of our dissolution, liquidation or winding-up, common stockholders share ratably in any assets remaining after all creditors are paid in full, including holders of our debt securities and after the liquidation preference of holders of preferred stock has been satisfied.

The transfer agent for the common stock is Computershare Trust Company, N.A., P.O. Box 505005, Louisville, Kentucky 40233.

Dividends

Common stockholders are entitled to participate equally in dividends when dividends are declared by our board of directors out of funds legally available for dividends.

Voting Rights

Each holder of common stock is entitled to one vote for each share for all matters voted on by common stockholders.

Election of Directors

Holders of common stock may not cumulate their votes in the election of directors. In an election of directors, each director must be elected by the vote of the majority of the votes cast with respect to that director’s election. If a nominee for director is not elected and the nominee is an incumbent director, such incumbent director must promptly tender his or her resignation to the board of directors, subject to acceptance by the board of directors. The Corporate Governance and Nominating Committee of the board of directors (the “Corporate Governance and Nominating Committee”) will make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of certification of election results. The Corporate Governance and Nominating Committee in making its recommendation and the board of directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. Any incumbent director who tenders his or her resignation following such failure to be elected will not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the board of directors with respect to his or her resignation.

If the number of persons properly nominated for election as directors as of the date that is 10 days before the record date for the meeting at which such vote is to be held exceeds the number of directors to be elected, then the directors shall be elected by a plurality of the votes cast.

For purposes of the election of directors, a majority of votes cast shall mean that the number of shares voted “for” the election of a director exceeds the number of votes cast “against” the election of such director.

Other Matters

Except with respect to the election of directors as described above, all other matters are determined by a majority of the votes cast, unless otherwise required by law or the certificate of incorporation for the action proposed.

For these purposes, a majority of votes cast shall mean that the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter.

Quorum

At least 40% of the shares entitled to vote at the meeting must be present in person or by proxy, in order to constitute a quorum.

Board of Directors

Our bylaws provide that all directors are required to stand for re-election every year. At any meeting of our board of directors, a majority of the total number of the directors constitutes a quorum.

Action without Stockholder Meeting

Our restated certificate of incorporation also requires that stockholders representing at least two-thirds of the total number of shares outstanding and entitled to vote thereon must sign a written consent for any action without a meeting of the stockholders.

Advance Notice Bylaws

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of AT&T prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Proxy Access

Our bylaws permit any stockholder or group of up to twenty stockholders who have maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years to include up to a specified number of director nominees in our proxy materials for an annual meeting of stockholders. The maximum number of stockholder nominees permitted under the proxy access provisions of our bylaws shall be the greater of two or 20% of the total number of directors of AT&T on the last day a notice of nomination may be submitted.

Notice of a nomination pursuant to the proxy access provisions of our bylaws must be submitted to the Secretary of AT&T at our principal executive office no earlier than 150 days and no later than 120 days before the anniversary of the date that we mailed our proxy statement for the previous year’s annual meeting of stockholders. The notice must contain certain information specified in our bylaws.

Section 203 of the General Corporation Law of the State of Delaware

We are also subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits us from engaging in any business combination (as defined in Section 203) with an “interested stockholder” for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

•	prior to such date, our board of directors approves either the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•

the business combination is approved by our board of directors and authorized by a vote (and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

For purposes of Section 203, an “interested stockholder” is defined as an entity or person beneficially owning 15% or more of our outstanding voting stock, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person.

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.

Such provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

Plan of Distribution

We may sell securities to purchasers directly, or through agents, dealers, or underwriters, or through a combination of any of those methods of sale.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

The securities may be sold by us or by one or more of our subsidiaries that previously acquired the securities from us, from other of our subsidiaries, from third parties or in the open market. Any such subsidiary may be deemed to be an underwriter under the Securities Act of 1933.

Through Agents

We and the agents designated by us may solicit offers to purchase securities. Agents that participate in the distribution of securities may be deemed underwriters under the Securities Act of 1933. We will name any agent that will participate in the distribution of the securities, and any commission we will pay to it will be described in the applicable prospectus supplement. Any agent will be acting on a “best efforts” basis for the period of its appointment, unless we indicate differently in the applicable prospectus supplement.

To Dealers

The securities may be sold to a dealer as principal. The dealer may then resell the securities to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act of 1933.

To Underwriters

The securities may also be sold to one or more underwriters and we will then execute an underwriting agreement with them at the time of sale. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

Convertible, Redeemable and Exchangeable Securities

If we choose to offer debt securities or preferred stock that is convertible, redeemable or exchangeable into or for third-party securities, we will identify in the applicable prospectus supplement:

•	the third-party;

•	the third-party securities offered;

•

all documents filed by the third-party pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 since the end of the third-party’s last completed fiscal year, to the extent the third-party is subject to the periodic reporting requirements of the Exchange Act; and

•	the document containing the description of the third-party securities.

Indemnification

We may enter into indemnification agreements with underwriters, dealers, agents and other persons participating in the distribution of securities, who will then be entitled to indemnification by us against some civil liabilities. The indemnification covers liabilities under the Securities Act of 1933.

Delayed Delivery Arrangements

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers from a number of institutions to purchase securities from us. We will indicate our intention to do this in the applicable prospectus supplement. The contracts for these purchases will provide for payment and delivery on a future date or dates. These institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, and must be approved by us. The obligations of purchasers under these contracts will be unconditional, except that:

•	at the time of delivery, the purchase of the securities shall not be prohibited under the laws of the jurisdiction of the purchaser; and

•	if the securities are also being sold to underwriters, we have to sell the securities not sold for delayed delivery to the underwriters.

The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts.

Validity of Securities

Unless otherwise indicated in the prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Mr. Wayne A. Wirtz, Vice President – Associate General Counsel and Assistant Secretary of AT&T Inc., and for any underwriters, dealers or agents, as the case may be, by Sullivan & Cromwell LLP, New York, New York. As of May 13, 2019, Mr. Wirtz owned less than 1% of the outstanding shares of AT&T. Sullivan & Cromwell LLP from time to time performs legal services for AT&T Inc.

Experts

The consolidated financial statements of AT&T Inc. incorporated by reference in AT&T’s Annual Report on Form 10-K (including the schedule appearing therein) for the year ended December 31, 2018, and the effectiveness of AT&T’s internal control over financial reporting as of December 31, 2018 (excluding the internal control over financial reporting of Warner Media, LLC, formerly Time Warner Inc. (“Time Warner”)), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of AT&T’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Warner Media, LLC from the scope of such firm’s audit of internal control over financial reporting, incorporated by reference or included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Time Warner and subsidiaries appearing in Time Warner’s Annual Report on Form 10-K (including the schedule appearing therein) for the year ended December 31, 2017, incorporated by reference in AT&T’s Current Report on Form 8-K dated June 15, 2018, and the effectiveness of Time Warner’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information incorporated by reference is considered part of this prospectus, and any information we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our annual report on Form 10-K for the year ended December 31, 2018.

•

The portions of our Proxy Statement on Schedule 14A for our 2019 annual meeting of stockholders filed with the SEC on March  11, 2019 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2019, as amended by Form 10-Q/A filed with the SEC on May 7, 2019.

•	Our current reports on Form 8-K filed with the SEC on January 30, 2019, February 15, 2019, February 19, 2019, February 20, 2019, April 24, 2019, May 1, 2019 and May 2, 2019.

•

The audited consolidated balance sheets of Time Warner as of December 31, 2017 and December 31, 2016 and the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of equity and comprehensive income of Time Warner for the years ended December 31, 2017, 2016 and 2015, the notes related thereto, the financial statement schedule and the independent registered public accounting firm’s report related thereto, filed as Exhibits 99.1 and 99.2 to our current report on Form 8-K filed with the SEC on June 15, 2018.

•

Any other reports we file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of the first post-effective amendment to the registration statement and prior to effectiveness of that amendment.

•

Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering. If any statement in this prospectus conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may make your request by calling us at (210) 821-4105, or by writing to us at AT&T, Attention: Stockholder Services, One AT&T Plaza, 208 South Akard Street, Dallas, Texas 75202.

When we refer to “we”, “our” or “us” in this prospectus we mean AT&T Inc. and its consolidated subsidiaries.

Where You Can Find More Information

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website at http://www.att.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus or the registration statement of which this prospectus is a part. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

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AT&T Inc.

Fixed Rate Reset Perpetual Preferred Securities, Series B

Prospectus Supplement

                , 2020

Joint Book-Running Managers

Deutsche Bank (Sole Structuring Advisor)	Barclays	Credit Suisse	Santander